UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☑	Definitive Proxy Statement.	by Rule 14a-6(e)(2)).
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☐	Soliciting Material Pursuant to §240.14a-12.

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Allscripts Healthcare Solutions, Inc.

222 Merchandise Mart Plaza, Suite 2024

Chicago, Illinois 60654

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 22, 2014

To the stockholders of Allscripts Healthcare Solutions, Inc.:

Notice is hereby given that the 2014 Annual Meeting of Stockholders (the “Annual Meeting”) of Allscripts Healthcare Solutions, Inc., a Delaware corporation (the “Company”), will be held on Thursday, May 22, 2014 at 10:00 a.m. local time at the Company’s corporate headquarters located at 222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654, for the following purposes:

1.	To elect eight directors, each to serve until the Company’s 2015 Annual Meeting of Stockholders or until their successors are duly elected and qualified, subject to earlier resignation or removal;

2.	To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2014;

3.	To approve the amendment and restatement of the Allscripts Healthcare Solutions, Inc. Incentive Plan;

4.	To approve the amendment and restatement of the Allscripts Healthcare Solutions, Inc. Employee Stock Purchase Plan;

5.	To approve, on an advisory basis, the Company’s named executive officer compensation; and

6.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

These items are described more fully in the accompanying proxy statement. Only stockholders who owned the Company’s common stock as of the close of business on March 31, 2014 are entitled to receive notice of, to attend, and to vote at the Annual Meeting or any adjournments thereof.

Sincerely,

Senior Vice President
General Counsel and Corporate Secretary

Chicago, Illinois
April 8, 2014

YOUR VOTE IS IMPORTANT. PLEASE VOTE OVER THE INTERNET, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU RECEIVED A PAPER PROXY CARD AND VOTING INSTRUCTIONS BY MAIL, PLEASE SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

Allscripts Healthcare Solutions, Inc.

222 Merchandise Mart Plaza, Suite 2024

Chicago, Illinois 60654

PROXY STATEMENT

FOR

2014 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

Why am I receiving these materials?

Allscripts Healthcare Solutions, Inc. (the “Company”) has made these materials available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with the Company’s solicitation of proxies for use at the Company’s 2014 Annual Meeting of Stockholders (the “Annual Meeting”), to be held on Thursday, May 22, 2014 at 10:00 a.m. local time, as well as at any postponement(s) or adjournment(s) thereof. These materials were first sent or made available to the Company’s stockholders on April 8, 2014.

You are invited to attend the Annual Meeting and are requested to vote on the proposals described in this proxy statement (this “Proxy Statement”). The Annual Meeting will be held at the Company’s corporate headquarters located at 222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654.

What is included in these materials?

These materials include:

•	This Proxy Statement; and

•	The Company’s Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the Securities and Exchange Commission (the “SEC”) on March 3, 2014 (the “Annual Report”).

If you requested printed versions by mail, these materials also include the proxy card or voting instruction form for the Annual Meeting.

What items will be voted on at the Annual Meeting?

The Company is aware of five items that Company stockholders may vote on at the Annual Meeting, each of which is listed on the Company’s proxy card.

•	The election to the Company’s Board of Directors (the “Board”) of the eight nominees listed in this Proxy Statement (Proposal One);

•	The ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for 2014 (Proposal Two);

•	The amendment and restatement of the Allscripts Healthcare Solutions, Inc. Incentive Plan primarily to extend the term thereof (Proposal Three);

•

The amendment and restatement of the Allscripts Healthcare Solutions, Inc. Employee Stock Purchase Plan (the “ESPP”) to increase the number of shares of common stock reserved for issuance thereunder by 3,000,000 shares (Proposal Four); and

•	A non-binding advisory resolution to approve the Company’s named executive officer compensation (Proposal Five).

Will any other business be conducted at the Annual Meeting?

The Company knows of no other matters to be submitted to the Company’s stockholders at the Annual Meeting, other than the proposals referred to in this Proxy Statement. If any other matters come before the Company’s stockholders at the Annual Meeting, it is the intention of the persons named on the proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

What are the Board’s voting recommendations?

The Board recommends that you vote your shares:

•	“FOR” each of the nominees to the Board (Proposal One);

•	“FOR” ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for 2014 (Proposal Two);

•	“FOR” the amendment and restatement of the Allscripts Healthcare Solutions, Inc. Incentive Plan (Proposal Three);

•	“FOR” the amendment and restatement of the Allscripts Healthcare Solutions, Inc. Employee Stock Purchase Plan (Proposal Four); and

•	“FOR” the non-binding advisory resolution approving the Company’s named executive officer compensation (Proposal Five).

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the SEC, the Company uses the Internet as the primary means of furnishing proxy materials to its stockholders. Accordingly, the Company is sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to the Company’s stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. The Company encourages its stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the cost to the Company associated with the physical printing and mailing of materials and the environmental impact of its annual meetings of stockholders.

How can I get electronic access to the proxy materials?

The Notice will provide you with instructions regarding how to use the Internet to view the Company’s proxy materials for the Annual Meeting and instruct the Company to send future proxy materials to you by e-mail. If you choose to receive future proxy materials by e-mail, you will receive an e-mail message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

Who may vote at the Annual Meeting?

Each share of the Company’s common stock has one vote on each matter. Only stockholders of record as of the close of business on March 31, 2014 (the “Record Date”) are entitled to receive notice of, to attend, and to vote at the Annual Meeting. As of the Record Date, there were 179,420,469 shares of the Company’s common stock issued and outstanding.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Stockholder of Record. If your shares are registered directly in your name with the Company’s transfer agent, Computershare Investor Services, LLC, you are considered the stockholder of record with respect to those shares, and the Notice was sent directly to you by the Company.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the “beneficial owner” of shares held in “street name,” and a Notice was forwarded to you by that organization. As a beneficial owner, you have the right to instruct your broker, bank, trustee, or nominee how to vote your shares.

If I am a stockholder of record of the Company’s shares, how do I vote?

If you are a stockholder of record, there are four ways to vote:

•

In Person. You may vote in person at the Annual Meeting by requesting a ballot when you arrive. You must bring valid picture identification, such as a driver’s license or passport, and may be requested to provide proof of stock ownership as of the Record Date.

•	Via the Internet. You may vote by proxy via the Internet by following the instructions provided in the Notice or the proxy card.

•	By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll-free number found on the proxy card.

•	By Mail. If you request printed copies of the proxy materials by mail, you will receive a proxy card and you may vote by proxy by filling out the proxy card and returning it in the envelope provided.

If I am a beneficial owner of the Company’s shares held in street name, how do I vote?

If you are a beneficial owner of shares held in street name, there are four ways to vote:

•

In Person. If you are a beneficial owner of shares held in street name and wish to vote in person at the Annual Meeting, you must obtain a “legal proxy” from the organization that holds your shares. A legal proxy is a written document that will authorize you to vote your shares held in street name at the Annual Meeting. Please contact the organization that holds your shares for instructions regarding obtaining a legal proxy.

•

Via the Internet. You may vote by proxy via the Internet by visiting www.proxyvote.com and entering the control number found in your Notice. The availability of Internet voting may depend on the voting process of the organization that holds your shares.

•

By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll-free number found on the voting instruction form. The availability of telephone voting may depend on the voting process of the organization that holds your shares.

•

By Mail. If you request printed copies of the proxy materials by mail, you will receive a voting instruction form and you may vote by proxy by filling out the voting instruction form and returning it in the envelope provided.

What is the quorum requirement for the Annual Meeting?

The presence, in person or by proxy, of the holders of not less than one-third of the total number of shares of the Company’s common stock issued and outstanding as of the Record Date will constitute a quorum. You will be considered part of the quorum if you return a signed and dated proxy card, if you vote over the Internet or by telephone, or if you attend the Annual Meeting. If a quorum is not present, the Company may propose to adjourn the Annual Meeting to solicit additional proxies.

How are proxies voted?

All shares represented by valid proxies received prior to the taking of the vote at the Annual Meeting will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions.

What happens if I do not give specific voting instructions?

Stockholder of Record. If you are a stockholder of record and you (i) indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board; or (ii) sign and return a proxy card without giving specific voting instructions, then the persons named as proxy holders, Paul M. Black and Richard J. Poulton, will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, then, under applicable rules, the organization that holds your shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

Which ballot measures are considered “routine” or “non-routine”?

The ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for 2014 (Proposal Two) is considered a routine matter under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal Two.

All other proposals listed in this Proxy Statement are considered non-routine matters under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore broker non-votes may exist in connection with those proposals.

What is the voting requirement to approve each of the proposals?

With respect to the election of directors (Proposal One), in accordance with the policy of majority voting in uncontested director elections set forth in the Company’s bylaws, if the number of shares voted “FOR” any nominee exceeds the number of shares voted “AGAINST” such nominee, he or she will be elected as a director to serve until the Company’s 2015 Annual Meeting of Stockholders and until his or her successor has been duly elected or appointed and qualified, or until his or her earlier resignation or removal. If any nominee is an incumbent director and fails to receive a majority of the votes cast with respect to his or her nomination, he or she must tender a resignation as director, and such resignation will be considered by the Nominating and Governance Committee in accordance with the requirements of the Company’s Corporate Governance Guidelines.

Approval of each of Proposals Two through Five requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on such matter.

How are broker non-votes and abstentions treated?

Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present. With respect to the election of directors (Proposal One), a stockholder abstention or broker non-vote with respect to any nominee will have no effect on that nominee’s election. With respect to each of Proposals Two through Five, a stockholder abstention will have the effect of a vote against the approval of the proposal, but a broker non-vote will have no effect.

In order to minimize the number of broker non-votes, the Company encourages you to vote or to provide voting instructions with respect to each proposal to the organization that holds your shares by carefully following the instructions provided in the Notice or voting instruction form.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the taking of the vote at the Annual Meeting. Prior to the applicable cut-off time, you may change your vote using the Internet or telephone methods described above, in which case only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted. You may also revoke your proxy and change your vote by signing and returning a new proxy card or voting instruction form dated as of a later date, or by attending the Annual Meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you properly vote at the Annual Meeting or specifically request that your prior proxy be revoked by delivering a written notice of revocation to the Company’s Corporate Secretary at 222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654 prior to the Annual Meeting.

Where can I find the voting results of the Annual Meeting?

The Company expects that preliminary voting results will be announced at the Annual Meeting. Final voting results will be tallied by the inspector of election after the taking of the vote at the Annual Meeting. The Company will publish the final voting results in a Current Report on Form 8-K, which the Company is required to file with the SEC within four business days following the Annual Meeting.

Who is paying the costs of this proxy solicitation?

The Company is paying the costs of the solicitation of proxies. The Company must also pay brokerage firms, banks, broker-dealers, or other similar organizations representing beneficial owners of shares held in street name certain fees associated with forwarding the Notice to beneficial owners; forwarding printed proxy materials by mail to beneficial owners who specifically request them; and obtaining beneficial owners’ voting instructions. In addition, certain of the Company’s directors, officers, and regular employees, without additional compensation, may solicit proxies on the Company’s behalf in person, by telephone, or by electronic communication.

Who will serve as the inspector of election?

A representative of Broadridge Financial Solutions, Inc. (“Broadridge”) will serve as the inspector of election.

How can I attend the Annual Meeting?

Only stockholders as of the Record Date are entitled to attend the Annual Meeting. Admission will be on a first-come, first-served basis. Each stockholder must present valid picture identification (such as a driver’s license or passport) and, if asked, provide proof of stock ownership as of the Record Date. The use of mobile phones, pagers, recording or photographic equipment, tablets, and/or computers is not permitted at the Annual Meeting.

Where are the Company’s principal executive offices located, and what is the Company’s main telephone number?

The Company’s principal executive offices are located at 222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654. The Company’s main telephone number is (312) 506-1200.

What is the deadline to propose actions for consideration or to nominate individuals to serve as directors at the Company’s 2015 Annual Meeting of Stockholders?

Stockholder proposals that are intended to be presented at the Company’s 2015 Annual Meeting of Stockholders in the proxy materials for such meeting must comply with the requirements of SEC Rule 14a-8 and must be received by the Company’s Corporate Secretary no later than the close of business on December 9, 2014 in order to be included in the proxy materials relating to the Company’s 2015 Annual Meeting of Stockholders.

A stockholder proposal or a nomination for director that will not be included in such proxy materials, but that a stockholder intends to present in person at the Company’s 2015 Annual Meeting of Stockholders, must generally be submitted to the Company’s Corporate Secretary no earlier than the close of business on December 21, 2014, and no later than the close of business on January 20, 2015. The notice must be submitted by a stockholder of record of the Company, and must set forth the information required by the Company’s bylaws with respect to each director nomination or other proposal that the stockholder intends to present at the Company’s 2015 Annual Meeting of Stockholders. If you are a beneficial owner of shares held in street name, you can contact the organization that holds your shares for information about how to register your shares directly in your name as a stockholder of record.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

Listed below are the Company’s eight directors. Based on the recommendation of the Nominating and Governance Committee of the Board (the “Nominating and Governance Committee”), the Board has nominated each of the Company’s directors for re-election at the Annual Meeting. The term of office of each director elected at this Annual Meeting will continue until the Company’s 2015 Annual Meeting of Stockholders or until such director’s successor has been duly elected or appointed and qualified, or until their earlier resignation or removal. Each of the nominees listed below has agreed to serve as a director of the Company if elected.

At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the eight nominees named in this Proxy Statement. Unless otherwise instructed, the proxy holders will vote the proxies received by them for each of the nominees listed below. If any nominee listed below is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for a substitute nominee designated by the Board to fill the vacancy, or if no substitute has been nominated, for the remaining nominees.

The Board comprises a diverse group of leaders in their respective fields. Many of the Company’s directors have senior leadership experience at major domestic and multinational companies. In these positions, they have also gained significant and diverse management experience, including strategic and financial planning, public company reporting, compliance, risk management, and leadership development. Many directors also have experience serving as executive officers or on boards of directors and board committees of other public companies, and have an understanding of corporate governance practices and trends. The Board believes that the collective experiences, viewpoints, and perspectives of the Company’s directors results in a Board with the commitment and energy to advance the interests of the Company’s stockholders.

The Board and the Nominating and Governance Committee believe the skills, qualities, attributes, and experience of the directors provide the Company with business acumen and a diverse range of perspectives to engage each other and management to address effectively the Company’s evolving needs and represent the best interests of the Company’s stockholders. The biographies below describe the skills, qualities, attributes, and experience of the nominees that led the Board and the Nominating and Governance Committee to determine that it is appropriate to nominate these directors.

Name	Position With the Company	Age
Stuart L. Bascomb	Director	72
Paul M. Black	Director and Chief Executive Officer	55
Dennis H. Chookaszian	Director	70
Robert J. Cindrich	Director	70
Michael A. Klayko	Chairman of the Board	59
Anita V. Pramoda	Director	39
David D. Stevens	Director	61
Ralph H. Thurman	Director	64

Stuart L. Bascomb was elected to the Board in June 2012. Mr. Bascomb currently serves as Chairman Emeritus of Qualsight, Inc., a Chicago, Illinois-based company that manages laser vision correction surgery services. From 2004 through 2012, Mr. Bascomb was Chairman and Chief Executive Officer of Qualsight, Inc. From 1989 to 2004, Mr. Bascomb held various management and executive positions (including as Chief Financial Officer and as Executive Vice President of Sales, Client Services and Provider Relations) at Express Scripts, Inc., a public company focused on pharmacy benefit manager services, and served as a director from 2000 to 2004. From 1976 to 1989, Mr. Bascomb held several management positions (including as Chief Financial Officer and Executive Vice President) at Medicare-Glaser Corp., a public retail pharmacy company. Mr. Bascomb also served as a director of Medicare-Glaser Corp. The Board has concluded that Mr. Bascomb should continue to serve as a director of the Company in part due to his financial and accounting expertise and his experience in the healthcare industry.

Paul M. Black was appointed to the Board in May 2012. In December 2012, Mr. Black became the President and Chief Executive Officer of the Company. Before joining the Company, Mr. Black served as Operating Executive of Genstar Capital, LLC, a private equity firm, and Senior Advisor at New Mountain Finance Corporation, an investment management company. From 1994 to 2007, Mr. Black served in various executive positions (including Chief Operating Officer from 2005 to 2007) at Cerner Corporation, a healthcare information technology company. Mr. Black also currently serves as a director of Haemonetics Corporation, a public medical device company, and of Truman Medical Centers. Within the past five years, Mr. Black has served as a director of several other private companies in the healthcare and software industries. The Board has concluded that Mr. Black should continue to serve as a director of the Company in part due to his role as the Company’s Chief Executive Officer and his experience in the healthcare information technology industry.

Dennis H. Chookaszian was appointed to the Board in September 2010 and served as Chairman of the Board from April 2012 until March 2014. Mr. Chookaszian served as Chairman of the Financial Accounting Standards Advisory Council, the advisory council to the Financial Advisory Standards Board, from January 2007 until December 2011. From 1999 until 2011, Mr. Chookaszian served as Chairman and Chief Executive Officer of mPower, Inc., a financial advice provider focused on the on-line management of 401(k) plans. From 1992 to 1999, Mr. Chookaszian served as Chairman and Chief Executive Officer of CNA Insurance Companies. During his 27-year career with CNA, Mr. Chookaszian held several management positions at the business unit and corporate levels, including President and Chief Operating Officer from 1990 to 1992 and Chief Financial Officer from 1975 to 1990. Mr. Chookaszian currently serves as a director of CME Group, Inc., Career Education Corporation, and Internet Patents Corp. and, within the past five years, has served as a director of Sapient Corporation and LoopNet. Mr. Chookaszian is a registered certified public accountant. The Board has concluded that Mr. Chookaszian should continue to serve as a director of the Company in part due to his financial and accounting expertise, along with his wide range of business experience as a chief executive officer and public company board member.

Robert J. Cindrich was appointed to the Board in May 2012. From 2012 until 2013, Mr. Cindrich served as the interim General Counsel of United States Steel Corporation. Mr. Cindrich formerly served as a senior advisor to the Office of the President of the University of Pittsburgh Medical Center (UPMC). From 2004 until 2010, Mr. Cindrich was Senior Vice President and Chief Legal Officer of UPMC. From 1994 until 2004, Mr. Cindrich served as a judge of the United States District Court for the Western District of Pennsylvania. Prior that appointment, he practiced law in both the government and private sectors, including service as the United States Attorney for the Western District of Pennsylvania. Mr. Cindrich currently serves as a director of Mylan Inc. The Board has concluded that Mr. Cindrich should continue to serve as a director of the Company in part due to his knowledge of the healthcare industry through his experience at UPMC, as well as his many years of legal experience.

Michael A. Klayko was elected to the Board in May 2013 and was appointed to serve as Chairman of the Board in March 2014. Mr. Klayko currently serves as Chief Executive Officer of MKA Capital, an investment company focused on technology investments. From 2005 until 2013, Mr. Klayko was Chief Executive Officer of Brocade Communications Systems, Inc., a comprehensive network solutions provider. Additionally, Mr. Klayko has held executive positions at Rhapsody Networks (including as its Chief Executive Officer), McDATA, EMC Corporation, Hewlett-Packard Company, and International Business Machines Corporation. Mr. Klayko brings 35 years of experience in the storage, computer, and telecommunications industries. The Board has concluded that Mr. Klayko should continue to serve as a director of the Company in part due to his executive leadership experience and his experience in the technology industry.

Anita V. Pramoda was elected to the Board in May 2013. Ms. Pramoda currently serves as Chief Executive Officer and a director of TangramCare, a healthcare information technology company. From 2009 until 2012, Ms. Pramoda served as the Chief Financial Officer at Epic Systems Corporation. From 2006 until 2008, Ms. Pramoda served as the Chief Financial Officer of Ontech Operations, Inc. Ms. Pramoda also currently serves as a director of Dignity Health Foundation, a non-profit organization. The Board has concluded that Ms. Pramoda should continue to serve as a director of the Company in part due to her financial and accounting experience and her experience in the healthcare industry.

David D. Stevens was elected to the Board in June 2012. Mr. Stevens currently serves as a private advisor and investor in private equity. Since 2004, Mr. Stevens has served as a director of Wright Medical Group Inc., a public orthopedic company that designs, manufactures, and distributes extremity and biologic solutions. Since 2012, Mr. Stevens has also served as a director of Viasystems Group, Inc., a public company that provides complex multi-layer printed circuit boards and electro-mechanical solutions. Mr. Stevens is also a director of several privately-held healthcare companies. From 2005 until 2006, Mr. Stevens served as Chief Executive Officer of Accredo Health Group, Inc., a subsidiary of Medco Health Solutions, Inc. From 1995 until 2005, Mr. Stevens was the Chairman of the Board and Chief Executive Officer of Accredo Health, Inc. From 1983 until 1996, Mr. Stevens was the President and Chief Operating Officer of the predecessor companies of Accredo Health, Inc. From 2006 until 2012, Mr. Stevens served as a director of Medco Health Solutions, Inc. From 2004 until 2012, Mr. Stevens served as a director of Thomas & Betts Corporation. The Board has concluded that Mr. Stevens should continue to serve as a director of the Company in part due to his financial and operating expertise, his various leadership positions and experience serving on boards of directors, and his experience in the healthcare industry.

Ralph H. “Randy” Thurman was elected to the Board in June 2012. Mr. Thurman currently serves as a senior advisor and operating executive in private equity. From 2008 until 2011, Mr. Thurman served as Executive Chairman of CardioNet Inc. and as its interim Chief Executive Officer from 2009 until 2010. From 2001 until 2007, Mr. Thurman was Founder, Chairman and Chief Executive Officer of VIASYS Healthcare Inc., a diversified healthcare technology company. VIASYS was acquired by Cardinal Healthcare Inc. in 2007, and Mr. Thurman subsequently served as a consultant for Cardinal Healthcare Inc. through 2008. From 1997 until 2001, Mr. Thurman served as Chairman and Chief Executive Officer of Strategic Reserves LLC, which provided advisory services to bio-pharmaceutical, genomic, and medical device companies. From 1993 until 1997, Mr. Thurman was Chairman and Chief Executive Officer of Corning Life Sciences, Inc., and from 1984 until 1993, Mr. Thurman held various positions at Rhone-Poulenc Rorer Pharmaceuticals, Inc., a global pharmaceutical company, ultimately as its President. Mr. Thurman currently serves as the Executive Chairman of Presbia Inc., a private medical device company, and Vice Chairman of Arno Therapeutics Inc., a public biopharmaceutical company. Mr. Thurman previously served as Chairman of Enzon, Inc., a public biotechnology company, as well as a director of several additional public and private companies. The Board has concluded that Mr. Thurman should continue to serve as a director of the Company in part due to his operating and investing experience as well as his experience in the healthcare industry.

Vote Required

In accordance with the policy of majority voting in uncontested director elections set forth in the Company’s bylaws, if the number of shares voted “FOR” any nominee exceeds the number of shares voted “AGAINST” such nominee, then he or she will be elected as a director to serve until the Company’s 2015 Annual Meeting of Stockholders and until his or her successor has been duly elected or appointed and qualified, or until his or her earlier resignation or removal. If any nominee is an incumbent director and fails to receive a majority of the votes cast with respect to his or her nomination, then he or she must tender a resignation as director, and such resignation will be considered by the Nominating and Governance Committee in accordance with the requirements of the Company’s Corporate Governance Guidelines.

Recommendation of the Board

The Board unanimously recommends that stockholders vote FOR the election of directors Bascomb, Black, Chookaszian, Cindrich, Klayko, Pramoda, Stevens, and Thurman.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee of the Board (the “Audit Committee”) has selected Grant Thornton LLP (“Grant Thornton”), an independent registered public accounting firm, to audit the financial statements of the Company for the year ending December 31, 2014. The Company is submitting the Audit Committee’s selection of Grant Thornton for ratification by the Company’s stockholders at the Annual Meeting. A representative of Grant Thornton is expected to be present at the Annual Meeting, will have the opportunity to make a statement, and is expected to be available to respond to appropriate questions. For the year ended December 31, 2013, Ernst & Young LLP (“EY”) served as the Company’s independent registered public accounting firm. See “—Changes in Independent Registered Public Accounting Firm” below. The Company does not expect that a representative of EY will be present at the Annual Meeting.

The Company’s bylaws do not require that the Company’s stockholders ratify the selection of Grant Thornton as the Company’s independent registered public accounting firm. However, the Company is submitting the selection of Grant Thornton to the Company’s stockholders for ratification as a matter of good corporate practice. If the Company’s stockholders do not ratify the selection, the Audit Committee may reconsider whether to retain Grant Thornton. Even if the selection is ratified, the Board and the Audit Committee, at their discretion, may change the appointment at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

Disclosure of Independent Registered Public Accounting Firm Fees

For the years ended December 31, 2013 and 2012, fees for services provided by EY were as follows (in thousands):

	2013		2012
Audit Fees	$4,780		$4,960
Audit-Related Fees	$0		$39
Tax Fees	$242		$251
All Other Fees	$445		$290

Total	$5,467	(1)	$5,540

Audit Fees represent fees for professional services for the audit of the Company’s annual financial statements, review of financial statements included in the Company’s Quarterly Reports on Form 10-Q, internal controls attestation under Section 404 of the Sarbanes-Oxley Act of 2002, and services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements for the relevant periods presented.

Audit-Related Fees represent fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements, and which are not reported under “Audit Fees.”

Tax Fees represent professional services provided in connection with tax compliance, tax consulting and planning services, and tax audit support.

All Other Fees represent advisory services related to an information technology project and a subscription to the accountant’s online research tools.

(1)	In addition to the agreed fees for services listed above, as of the date of this Proxy Statement, the Company and EY are in a dispute with respect to approximately $1.37 million in additional audit fees.

Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

The Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm within the four categories identified above.

Prior to engagement, the Audit Committee pre-approves independent registered public accounting services within each category. The fees are budgeted and the Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the budgeted fees periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm. The Audit Committee may delegate pre-approval authority to one or more of its members.

Changes in Independent Registered Public Accounting Firm

In March 2014, the Audit Committee resolved to initiate a competitive process to review the appointment of the Company’s independent registered public accounting firm for the year ending December 31, 2014. As a result of this competitive process, on April 2, 2014, the Company engaged Grant Thornton as the Company’s independent registered public accounting firm for the year ending December 31, 2014.

In connection with the Audit Committee’s decision to initiate the competitive process, EY, the Company’s independent registered public accounting firm for the year ended December 31, 2013, informed the Company on March 6, 2014 that it declined to stand for re-election as the Company’s independent registered public accounting firm for the year ending December 31, 2014.

The reports of EY on the Company’s consolidated financial statements for the fiscal years ended December 31, 2013 and 2012 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. The audit reports of EY on the effectiveness of internal control over financial reporting as of December 31, 2013 and 2012 did not contain any adverse opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

During the fiscal years ended December 31, 2013 and 2012, and the subsequent interim period through March 5, 2014, there have been (i) no “disagreements” (as such term is defined in Items 304(a)(1)(iv) of Regulation S-K) between the Company and EY on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of EY, would have caused EY to make reference thereto in their reports on the consolidated financial statements for such years; and (ii) no “reportable events” (as such term is defined in Item 304(a)(1)(v) of Regulation S-K).

The Company provided EY with a copy of the disclosures made in a Current Report on Form 8-K (the “8-K”) prior to the time the 8-K was filed with the SEC. The Company requested that EY furnish a letter addressed to the SEC stating whether or not it agreed with the statements made therein. A copy of EY’s letter, dated March 10, 2014, was attached as Exhibit 16.1 to the 8-K.

During the fiscal years ended December 31, 2013 and December 31, 2012, and the subsequent interim period through April 2, 2014, neither the Company nor anyone acting on its behalf has consulted with Grant Thornton with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that Grant Thornton concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue or (ii) any matter that was either the subject of a “disagreement” or “reportable event” as those terms are defined in Item 304(a)(1) of Regulation S-K.

Vote Required

The affirmative vote of the holders of a majority of the outstanding shares present in person or represented by proxy and entitled to vote thereon is required for ratification of the appointment of Grant Thornton as the Company’s independent registered public accounting firm for the year ending December 31, 2014.

Recommendation

The Board unanimously recommends that stockholders vote FOR the ratification of the appointment of Grant Thornton as the Company’s independent registered public accounting firm for the year ending December 31, 2014.

PROPOSAL THREE

APPROVAL OF THE ALLSCRIPTS HEALTHCARE SOLUTIONS, INC. INCENTIVE PLAN

The Company’s stockholders are being asked to approve the amendment and restatement of the Allscripts Healthcare Solutions, Inc. Incentive Plan (the “Incentive Plan”). If approved by the Company’s stockholders at the Annual Meeting, the Incentive Plan will remain in effect until May 31, 2019. Under the Incentive Plan, executive officers and other employees of the Company and its subsidiaries would be eligible to receive incentive awards based upon the extent to which objective performance goals are achieved for performance periods commencing on or after January 1, 2014. The Incentive Plan was originally adopted by the Board on August 17, 2009. On March 31, 2014, the Board approved this amendment and restatement of the Incentive Plan, subject to stockholder approval at the Annual Meeting.

Section 162(m) of the Internal Revenue Code, as amended (the “Code”) imposes limitations on the amount of compensation expense that a publicly-traded corporation may deduct for income tax purposes. In general, the Company may not deduct compensation in excess of $1 million paid in a taxable year to an individual who, on the last day of the taxable year, was (i) the Chief Executive Officer of the Company or (ii) among the three other most highly compensation executive officers of the Company (other than the Chief Financial Officer) (collectively, “162(m) Covered Employees”). However, compensation that qualifies as “performance-based” is not subject to this deduction limitation. Should the Incentive Plan receive stockholder approval, it is intended that awards granted under the Incentive Plan to the Company’s 162(m) Covered Employees will qualify for the “performance-based compensation” exemption under Section 162(m) of the Code, which would generally allow awards granted under the Incentive Plan to the Company’s 162(m) Covered Employees to be tax-deductible by the Company, assuming other applicable regulatory requirements are satisfied.

In order for compensation paid under the Incentive Plan to qualify as “performance-based,” stockholders must approve the material terms of the performance goals under the Incentive Plan at least every five years. The material terms of the performance goals used to determine compensation payable under the Incentive Plan include (i) the class of employees eligible to receive awards thereunder; (ii) the maximum amount of awards that can be paid during a specified period to any senior executive under the Incentive Plan; and (iii) the types of business criteria on which the payments of such awards are based.

Description of the Plan

The purpose of the Incentive Plan is to retain and motivate executive officers and other employees of the Company and its subsidiaries who are designated to participate in the Incentive Plan for a specified performance period (a “Performance Period”) by providing such designated officers and employees with the opportunity to earn incentive payments based upon the extent to which specific performance goals have been achieved or exceeded for that Performance Period.

The Compensation Committee of the Board (the “Compensation Committee”) administers the Incentive Plan and is responsible for selecting the Incentive Plan’s participants, establishing the performance goals, certifying the results of the performance goals, and approving payouts under the Incentive Plan.

All officers and other employees of the Company and its subsidiaries are eligible to be designated for participation in the Incentive Plan. The Compensation Committee will designate the eligible employees who will participate in the Incentive Plan for a specified Performance Period, and will do so not later than ninety days after the beginning of the Performance Period or, if earlier, the date on which 25% of the Performance Period has been completed (the “Applicable Period”). As of March 31, 2014, approximately 1,350 employees of the Company and its subsidiaries were eligible to participate in the Incentive Plan; historically, however, the Compensation Committee has only designated executive officers for participation in the Incentive Plan. Approximately five persons, all of whom are executive officers, have been designated by the Compensation Committee for participation in the Incentive Plan for 2014.

Under the Incentive Plan, payment of awards to participating officers and other employees is subject to the attainment of specific performance goals and other terms and conditions established by the Compensation Committee for each Performance Period during the Applicable Period. A participant may receive an award under the Incentive Plan based upon achievement of a performance goal or goals using one or more objective corporate-wide or subsidiary, division, operating unit, or individual measures. With respect to bonuses intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code that are payable to the Company’s 162(m) Covered Employees, the applicable performance goals shall be based exclusively on one or more of the following objective performance measures: earnings per share;

earnings before interest and taxes (“EBIT”); earnings before interest, taxes, depreciation and amortization (“EBITDA”); earnings as determined other than in accordance with generally accepted accounting principles (“GAAP”); stock price; financial return ratios, consisting of return on equity, return on assets, and return on invested capital; the ratio of EBIT to capital; the ratio of EBITDA to capital; net income; operating income; revenues; profit margin; cash flow(s); expense reduction; working capital ratios; customer satisfaction measures; and successful integration of acquisitions. Each such goal may be expressed on an absolute or relative basis and may include comparisons based on current internal targets, the past performance of the Company (including the performance of one or more subsidiaries, divisions, or operating units), or the past or current performance of other companies (or a combination thereof). In the case of earnings-based measures, in addition to the ratios specifically enumerated above, performance goals may be expressed to include comparisons relating to capital (including, but not limited to, the cost of capital), stockholders’ equity, shares outstanding, assets or net assets, or any combination thereof. With respect to participants who are not 162(m) Covered Employees and who are not expected to be 162(m) Covered Employees at any time during the applicable Performance Period or the period in which an award may be paid following the Performance Period, the performance goals may include any objective or subjective corporate-wide or subsidiary, division, operating unit, or individual measures, whether or not listed above.

The performance measures shall, to the extent applicable (i.e., if the relevant performance goal is based on a GAAP measure), be determined in accordance with GAAP and in a manner consistent with the methods used in the Company’s audited consolidated financial statements, without regard to (i) extraordinary or other nonrecurring or unusual items, as determined by the Company’s independent registered public accounting firm in accordance with GAAP; (ii) changes in accounting, as determined by the Company’s independent registered public accounting firm in accordance with GAAP; or (iii) special charges, such as restructuring or impairment charges, unless, in each case, the Compensation Committee decides otherwise within the Applicable Period or as otherwise required under Section 162(m) of the Code.

If the relevant performance goals are attained during the Performance Period, a participant will be eligible to receive a cash award. Performance goal targets are expressed in terms of an objective formula or standard, which may be based on an officer’s or employee’s base salary, or a multiple thereof. In all cases, the Compensation Committee has the sole and absolute discretion to reduce the amount of payment under the Incentive Plan that would otherwise be made to any participant or to decide that no payment shall be made. No participant will receive a payment under the Incentive Plan with respect to any Performance Period having a value in excess of $3 million, which maximum amount will be prorated with respect to Performance Periods that are less than one year in duration.

Determination of the performance compensation awarded to each participant is to be made at a time determined by the Compensation Committee after the last day of each Performance Period following a certification by the Compensation Committee that the applicable performance goals were satisfied. During the Applicable Period, the Compensation Committee will establish terms regarding the timing of payment of awards, at which time it will either cause payments to be exempt from Section 409A of the Code or to comply with such section.

The Compensation Committee may delegate its responsibilities under the Incentive Plan to the Company’s chief executive officer or such other executive officer of the Company as it deems appropriate, except that the Compensation Committee may not delegate its responsibilities with respect to bonuses payable to 162(m) Covered Employees.

No compensation will be paid under the Incentive Plan to 162(m) Covered Employees for performance periods extending beyond May 31, 2014 if the amended and restated Incentive Plan is not approved by stockholders. If approved, the Incentive Plan will be effective for performance periods commencing on or after January 1, 2014 and will terminate on May 31, 2019, unless earlier terminated by the Board.

The foregoing description is qualified in its entirety by reference to, and should be read in conjunction with, the full text of the Incentive Plan as proposed to be amended and restated, which is attached to this Proxy Statement as Annex A.

New Plan Benefits

Subject to stockholder approval of the Incentive Plan at the Annual Meeting, award opportunities granted to 162(m) Covered Employees under the amended and restated Incentive Plan for the performance period commencing on January 1, 2014 are set forth below.

Name and Principal Position	Threshold	Target	Maximum
	($)	($)	($)
Paul M. Black	$750,000	$1,500,000	$3,000,000
President and Chief Executive Officer
Richard J. Poulton	$232,500	$465,000	$930,000
Chief Financial Officer
Brian P. Farley	$146,250	$292,500	$585,000
Senior Vice President, General Counsel and Corporate Secretary
James R. Hewitt	$140,625	$281,250	$562,500
Senior Vice President, Solutions Development
Dennis M. Olis	$155,625	$311,250	$622,500
Senior Vice President, Operations

Executive Group (5 persons)	$1,425,000	$2,850,000	$5,700,000
Non-Employee Director Group	N/A	N/A	N/A
Non-Executive Officer Employee Group	N/A	N/A	N/A

Vote Required

The affirmative vote of the holders of a majority of the outstanding shares present in person or represented by proxy and entitled to vote thereon is required to approve the amendment and restatement of the Allscripts Healthcare Solutions, Inc. Incentive Plan.

Recommendation

The Board unanimously recommends that stockholders vote FOR the amendment and restatement of the Allscripts Healthcare Solutions, Inc. Incentive Plan.

PROPOSAL FOUR

APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE ESPP

The Company’s stockholders are being asked to approve the amendment and restatement of the Allscripts Healthcare Solutions, Inc. Employee Stock Purchase Plan (the “ESPP”), which would increase by 3,000,000 the number of shares of the Company’s common stock available for issuance under the ESPP.

The ESPP was originally adopted by the Board on April 4, 2006. At the Company’s 2012 Annual Meeting of Stockholders, the Company’s stockholders approved an amendment and restatement to the ESPP to, among other items, increase the number of shares available under the ESPP by 1,000,000. On March 31, 2014, the Board approved this amendment and restatement of the ESPP, subject to stockholder approval at the Annual Meeting.

The purpose of the ESPP is to provide employees of the Company and its subsidiaries added incentive to promote the best interests of the Company by permitting eligible employees to purchase shares of the Company’s common stock through payroll deductions. The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code.

Description of the Plan

Key Provisions

•	Plan Term: The ESPP will terminate on December 31, 2024, unless earlier terminated by the Board.

•

Eligible Participants: Only employees of the Company and participating subsidiaries will be eligible to be granted options to purchase shares of common stock under the ESPP, subject to certain restrictions as stated in the ESPP.

•

Shares Authorized: Subject to adjustment upon changes in capitalization of the Company as provided in the ESPP, the maximum number of shares that will be made available for sale under the ESPP, after giving effect to this amendment and restatement, will be 4,500,000 shares. Such number represents approximately 2.5% of the common stock outstanding as of the Record Date. As of the Record Date, the closing price of a share of the Company’s common stock was $18.03.

•

Purchase Price of Shares: The purchase price per share will be the lesser of (i) 85% of the fair market value of a share of the Company’s common stock on the applicable enrollment date or (ii) 85% of the fair market value of a share of the Company’s common stock on the exercise date.

Administration

The ESPP will be administered by the Compensation Committee. The Compensation Committee will have full power and authority to interpret and administer the ESPP, to establish rules and regulations relating to the ESPP, and to make all other determinations it deems appropriate for the proper administration of the ESPP.

Shares Reserved

After giving effect to this amendment and restatement, the number of shares of the Company’s common stock available for purchase under the ESPP will not exceed 4,500,000, subject to adjustment by the Compensation Committee upon changes in capitalization as provided in the ESPP. The ESPP permits the Company to satisfy the exercise of all participant options under the ESPP through (i) the issuance of authorized but unissued shares, (ii) the transfer of treasury shares, (iii) the Company’s purchase of shares on the open market through an independent broker, and (iv) a combination of the foregoing. As of the date of this Proxy Statement, 1,346,298 shares have been purchased under the ESPP. If the Company does not increase the shares available for issuance under the ESPP as provided by this amendment and restatement, based on the Company’s historical usage rate of shares, the Company would expect to exhaust the share reserve under the ESPP during 2014, thus resulting in the loss of an important compensation and incentive tool that aligns the interests of the Company’s employees with those of its stockholders.

Adjustments

In the event of certain changes in the capitalization of the Company as provided in the ESPP, the maximum number of shares of the Company’s common stock available for purchase under the ESPP, the purchase price, and the number of shares of the Company’s common stock covered by each outstanding option under the ESPP will be appropriately adjusted by the Board or the Compensation Committee, whose determination will be final, binding, and conclusive.

Eligible Participants

All employees of the Company and its participating subsidiaries who are regularly scheduled to work at least 20 hours per week and for more than five months per calendar year will be eligible to participate in the ESPP, except for certain limitations imposed by Section 423 of the Code. Under the Code, no employee will be granted an option under the ESPP if such employee, immediately after the grant of such option, would own shares possessing 5% or more of the total combined voting power of all classes of stock of the Company and its subsidiaries, and no employee may purchase any shares under all employee stock purchase plans of the Company and its related corporations at a rate that exceeds $25,000 in fair market value of the shares (determined at the time the option is granted) for each calendar year in which any option granted to the employee is outstanding at any time. In addition, in no event may a participant purchase more than 1,000 shares during any offering period (as adjusted pursuant to the terms of the ESPP, if applicable); provided, however, that the Compensation Committee may, in its discretion, change such maximum number prior to the beginning of an offering period. As of the Record Date, approximately 7,118 employees were eligible to participate in the ESPP.

Participation

An employee shall be eligible to participate on the first day of the first offering period that begins after such employee’s first date of employment with the Company or a participating subsidiary. The ESPP allows eligible employees to authorize payroll deductions of up to 20% of their base salary (or such greater percentage as approved by the Compensation Committee) to be applied toward the purchase of full shares of the Company’s common stock on the last day of the offering period. Offering periods under the ESPP will be approximately three months in duration and will begin on each March 1, June 1, September 1, and December 1, or such other period designated by the Compensation Committee; provided, that in no event will an offering period exceed 27 months. Shares will be purchased on the last day of each offering period at a price per share equal to the lesser of (i) 85% of the fair market value of a share on the applicable enrollment date or (ii) 85% of the fair market value of a share on the exercise date.

Payroll Deduction Changes and Withdrawal

Except as otherwise provided by the Compensation Committee, a participant may change his or her payroll deduction percentage by properly completing and submitting an election change to the Compensation Committee, with such change in election to be effective as of the first enrollment date following the date of filing of the election change form. A participant may also withdraw from participation in the ESPP at any time during an offering period and receive a refund of any cash amounts credited to his or her account. A participant’s withdrawal from an offering period will not have any effect upon his or her ability to participate in any subsequent offering periods.

Transferability

A participant’s rights under the ESPP are not transferable by the participant except by will or the laws of descent and distribution.

Termination of Employment

When a participant terminates employment for any reason, including voluntary termination, retirement, or death, the cash amounts credited to such participant’s account that have not been used to purchase shares will be returned to the participant or, in the case of such participant’s death, to the person’s designated beneficiary.

Amendments and Termination

The Board or the Compensation Committee may, at any time and for any reason, amend, modify, suspend, discontinue, or terminate the ESPP without notice; provided, that no participant’s existing rights in respect of existing options are adversely affected thereby. To the extent necessary to comply with Section 423 of the Code (or any other applicable law, regulation, or stock exchange rule), the Company will obtain stockholder approval in such a manner and to such a degree as required.

New Plan Benefits

The benefits that might be received by participating employees under the ESPP cannot be determined because the benefits depend upon the degree of participation by employees and the trading price of the Company’s common stock in future offering periods.

Federal Income Tax Consequences

The following is a brief summary of certain federal income tax consequences under the ESPP, based upon the laws in effect on the date hereof. Changes to these laws could alter the tax consequences described below. This summary is general in nature and does not discuss a number of considerations that may apply in light of the circumstances of a particular participant under the ESPP. The income tax consequences under applicable state and local tax laws may not be the same as under federal income tax laws.

The ESPP is intended to be an “employee stock purchase plan” within the meaning of Section 423 of the Code. Under Section 423 of the Code, an eligible employee who elects to participate in the ESPP will not recognize any taxable income at the time shares of the Company’s common stock are purchased for the employee under the ESPP. If an employee disposes of the common stock purchased under the ESPP within two years after the grant date or one year after the purchase date if later, the employee will recognize compensation taxable as ordinary income, and the Company will be entitled to a corresponding deduction, in an amount equal to the excess of the fair market value of the stock on the purchase date over the purchase price. The employee’s cost basis in the shares will be increased by the amount of ordinary income recognized by the employee, and the employee will recognize capital gain or loss equal to the difference between the price at which the shares are later sold (or otherwise disposed) and the cost basis for the shares, as so increased. The Company will not be entitled to any deduction with respect to the amount recognized by such participant as capital gain.

If an employee does not dispose of the common stock purchased under the ESPP until after the holding period described above, the employee will recognize compensation taxable as ordinary income in an amount equal to the lesser of (i) the excess of the fair market value of the shares at the time of disposition over the purchase price or (ii) 15% of the fair market value of the shares on the grant date. The employee’s cost basis in the shares will be increased by the amount of ordinary income recognized by the employee. The portion of the gain that is in excess of the amount recognized as ordinary income, if any, is taxed as long-term capital gain. If the shares are sold (or otherwise disposed) at a price below the purchase price under the ESPP, the loss will be treated as long-term capital loss. The Company will not be entitled to any deduction with respect to a disposition of shares occurring under these circumstances.

All of the foregoing description in this Proposal Four is qualified in its entirety by reference to, and should be read in conjunction with, the full text of the ESPP as proposed to be amended and restated, which is attached to this Proxy Statement as Annex B. Furthermore, the foregoing general tax description is intended for the information of the Company’s stockholders considering how to vote with respect to this Proposal Four, and not as tax guidance to participants in the ESPP. Participants are strongly urged to consult their own tax advisors regarding the federal, state, local, foreign, and other tax consequences to them of participating in the ESPP.

Vote Required

The affirmative vote of the holders of a majority of the outstanding shares present in person or represented by proxy and entitled to vote thereon is required to approve the amendment and restatement of the Allscripts Healthcare Solutions, Inc. Employee Stock Purchase Plan.

Recommendation

The Board unanimously recommends that stockholders vote FOR the amendment and restatement of the Allscripts Healthcare Solutions, Inc. Employee Stock Purchase Plan.

PROPOSAL FIVE

ADVISORY APPROVAL OF EXECUTIVE OFFICER COMPENSATION

The Company’s stockholders are being asked to provide advisory (non-binding) approval of the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis and related tables and disclosure included in this Proxy Statement. Stockholders may abstain by checking the box labeled “Abstain” on the proxy.

As required by Section 14A of the Securities Exchange Act of 1934, as amended by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Company is providing its stockholders with the opportunity to cast a non-binding advisory vote on the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC (also referred to as “say-on-pay”). The Company currently offers its stockholders the opportunity to cast this advisory vote on an annual basis.

As described in the Compensation Discussion and Analysis and related tables and disclosures included in this Proxy Statement, the goals of the Company’s executive compensation program are to:

•	Enable the Company to attract, retain, and motivate its named executive officers by providing incentives which are competitive in the executive market;

•	Reward outstanding performance for an individual’s performance against corporate goals;

•	Provide long-term incentive compensation through equity grants, a material portion of which are performance-based;

•	Provide for compensation that is both externally competitive and internally equitable; and

•	Align the Company’s named executive officers’ compensation with the Company’s corporate strategies and business objectives, as well as the long-term interests of the Company’s stockholders.

The Company regularly reviews market practices in executive compensation in order to ensure that the Company’s executive compensation program achieves these goals.

Vote Required

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote thereon is required to approve the compensation of the Company’s named executive officers disclosed in this Proxy Statement. The vote is an advisory vote, and therefore non-binding.

Recommendation

The Board unanimously recommends that stockholders vote FOR approval of the Company’s named executive officer compensation disclosed in this Proxy Statement.

CORPORATE GOVERNANCE MATTERS

Board Leadership Structure

In March 2014, Michael A. Klayko was appointed as Chairman of the Board. From April 2012 until March 2014, Dennis H. Chookaszian served as Chairman of the Board. Mr. Chookaszian continues to serve as a director of the Company. The Board has determined that Mr. Klayko is independent in accordance with NASDAQ’s listing standards and SEC regulations. The Board believes that its current leadership structure best serves the objectives of the Board’s oversight of management, the Board’s ability to carry out its roles and responsibilities on behalf of the Company’s stockholders, and the Company’s overall corporate governance. The Board currently believes that the separation of the Chairman and CEO roles allows the CEO to focus his time and energy on operating and managing the Company. The Board periodically reviews its leadership structure and may make changes in the future.

Board Meetings and Committees

The Board held ten meetings during 2013. During 2013, each member of the Board attended or participated in 75% or more of (a) the total number of meetings of the Board (held during the period for which such person has been a director) and (b) the total number of meetings held by all committees of the Board on which such person served (during the periods that such person served on such committees).

As of the date of this Proxy Statement, the Board has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee. The Board has determined that each of the committee members is independent in accordance with NASDAQ’s listing standards and SEC regulations. Each committee operates under a written charter adopted by the Board. These charters are available at investor.allscripts.com.

Audit Committee

The Audit Committee has been established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee is responsible for overseeing the integrity of the financial information reported by the Company. In accordance with its written charter, the Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the work of the Company’s independent registered public accounting firm, approves the scope of annual audits performed by the Company’s independent registered public accounting firm, and reviews the results of those audits. In addition, the Audit Committee oversees the accounting and financial reporting process of the Company and meets with the Company’s management and internal staff, as well as the Company’s independent registered public accounting firm, to review audit results and opinions, as well as financial, accounting, and internal control matters. The Audit Committee is also responsible for reviewing all related party transactions and has the authority to approve all such transactions.

The current members of the Audit Committee are Stuart L. Bascomb, Robert J. Cindrich, Anita V. Pramoda, and David D. Stevens. Mr. Bascomb serves as the Chairman of the Audit Committee. The Board has determined that each of Mr. Bascomb and Ms. Pramoda is an “audit committee financial expert” as defined by Item 407(d)(5)(ii) of Regulation S-K of the Securities Act of 1933, as amended. During the year ended December 31, 2013, the Audit Committee met six times.

Compensation Committee

The Compensation Committee is primarily responsible for reviewing the compensation arrangements for the Company’s executive officers, administering the Company’s equity compensation plans, and reviewing the Board’s compensation. For a description of the Compensation Committee’s processes and procedures, including the roles of the Company’s executive officers and independent compensation consultants in the Compensation Committee’s decision-making process, see the section entitled “Compensation Discussion and Analysis” below.

The current members of the Compensation Committee are Michael A. Klayko and Ralph H. Thurman. Mr. Thurman serves as the Chairman of the Compensation Committee. During the year ended December 31, 2013, the Compensation Committee met three times.

Nominating and Governance Committee

The Nominating and Governance Committee assists the Board in identifying qualified individuals to become directors, makes recommendations to the Board concerning the size, structure, and composition of the Board and its committees, monitors the process to assess the Board’s effectiveness, and is primarily responsible for the oversight of corporate governance at the Company, including implementation of the Company’s Corporate Governance Guidelines.

The current members of the Nominating and Governance Committee of the Board are Dennis H. Chookaszian, Robert J. Cindrich, and David D. Stevens. Mr. Stevens serves as the Chairman of the Nominating and Governance Committee. During the year ended December 31, 2013, the Nominating and Governance Committee met seven times.

Director Independence

The Board has determined that each of the members of the Board, other than Mr. Black, is independent in accordance with NASDAQ’s listing standards and SEC regulations. There are no family relationships among any of the Company’s directors, nominees for director, and executive officers.

Compensation Committee Interlocks and Insider Participation

Mr. Klayko and Mr. Thurman were the members of the Compensation Committee during 2013. Neither member of the Compensation Committee is or has been an officer or employee of the Company, nor did either member have any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director of such entity or member of the Compensation Committee during 2013.

Stock Ownership and Trading Policies

All of the Company’s non-employee directors are required to achieve ownership of $300,000 in value of the Company’s common stock, which is five times the basic annual cash retainer for service as a director. In addition, the Company’s directors, officers, and employees are prohibited from engaging in hedging or monetization transactions, including short sales or transactions in publicly traded options, and are generally prohibited from pledging Company securities as collateral.

Consideration of Director Nominees

Stockholder Nominees

The Nominating and Governance Committee considers properly submitted stockholder nominations for candidates for membership on the Board in accordance with the Company’s bylaws and as described below under “Identifying and Evaluating Nominees for Directors.” Stockholder nominations for candidates for membership on the Board must comply with the requirements set forth in the Company’s bylaws, and must be accompanied by a written consent of each proposed nominee to be named as a nominee and to serve as a director if elected. No person will be eligible for election as a director unless nominated in accordance with the procedures set forth in the Company’s bylaws. Nominations must be submitted within the time frame specified under “Stockholder Proposals” above, and be addressed to Allscripts Healthcare Solutions, Inc., 222 Merchandise Mart Plaza, Suite 2024, Chicago, IL 60654, Attention: Corporate Secretary.

Director Qualifications

In discharging its responsibilities to nominate candidates to the Board, the Nominating and Governance Committee has not specified any minimum qualifications for serving on the Board. However, the Nominating and Governance Committee endeavors to evaluate, propose, and approve candidates based on their specific health care and related industry experience, business and professional accomplishments, integrity, demonstrated ability to make independent analytical inquiries, diversity, ability to understand the Company’s business, willingness to devote the necessary time to Board duties, and any other areas that may be expected to contribute to an effective Board. With respect to diversity, the Nominating and Governance Committee may consider such factors as differences in viewpoint, professional experience, education, skills, and other individual qualifications and attributes that contribute to board heterogeneity, including characteristics such as gender, race, and national origin.

Identifying and Evaluating Nominees for Directors

The Nominating and Governance Committee utilizes a variety of methods for identifying and evaluating nominees for directors. Candidates may come to the attention of the Nominating and Governance Committee through management, current Company directors, Company stockholders, or other persons. These candidates are evaluated and discussed by members of the Nominating and Governance Committee from time to time. Candidates may be considered at any point during the year.

As described above, the Nominating and Governance Committee considers properly submitted stockholder nominations for candidates for the Board. Following verification of the stockholder status of persons proposing candidates, recommendations are aggregated and considered by the Nominating and Governance Committee. If any materials are provided by a Company stockholder in connection with the nomination of a director candidate, such materials are forwarded to the Nominating and Governance Committee. The Nominating and Governance Committee also reviews materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder.

Communications with the Board

Stockholders and other interested parties may communicate with the Company’s Chairman of the Board, or with any of the Company’s other non-management directors, by mail to the Company’s principal executive offices addressed to the intended recipient and care of the Company’s Corporate Secretary. In accordance with the policy adopted by the Company’s non-management directors, the Company’s Corporate Secretary will promptly relay to the addressee all communications that he determines require prompt attention by a non-management director, and will regularly provide the non-management directors with a summary of all communications addressed to non-management directors. The Company reserves the right not to forward any abusive, threatening, or otherwise inappropriate materials.

Attendance of Directors at 2013 Annual Meeting of Stockholders

The Company expects all of its directors to attend its annual meetings of stockholders absent an unavoidable and irreconcilable conflict. All of the Company’s directors attended the Company’s 2013 Annual Meeting of Stockholders.

Board Oversight of Risk Management

The Board believes that evaluating how the executive team manages the various risks confronting the Company is one of its most important areas of oversight. In carrying out this critical responsibility, the Board has designated the Audit Committee with primary responsibility for overseeing enterprise risk management.

In accordance with this responsibility, the Audit Committee monitors the Company’s major financial, operational, privacy, security, business continuity, legal and regulatory, and reputational exposures, and reviews the steps management has taken to monitor and control these exposures. The Audit Committee’s oversight includes, among other things, the review of regular reports from the Company’s Senior Vice President, Chief Compliance Officer; the Company’s Vice President, Corporate Audit; and other members of the Company’s management as to the identification and status of risks to the Company, including financial risks and litigation claims and risks. As with other matters, the Audit Committee regularly discusses these topics with the Board.

Additionally, when determined by the Board or by the Company’s management to be advisable, the Board or selected committees of the Board may undertake a formal enterprise risk assessment, at which risks facing the Company and associated responses are evaluated in detail. The Board also receives regular financial and business updates from the Company’s senior management, which updates involve detailed reports on financial and business risks facing the Company when applicable.

While the Audit Committee has primary responsibility for overseeing enterprise risk management, each of the other Board committees also considers risk within its area of responsibility. For example, the Nominating and Governance Committee reviews legal and regulatory compliance risks as they relate to corporate governance structure and processes, and the Compensation Committee reviews risks related to compensation matters. The committee chairs periodically apprise the Board of significant risks and the Company’s management’s response to those risks.

In establishing and reviewing the Company’s executive compensation program, the Compensation Committee considers whether the program encourages unnecessary or excessive risk-taking by the Company’s employees, and has concluded that it does not. The Company’s executive officers’ base salaries are fixed in amount, and the majority of compensation provided to the Company’s executive officers is in the form of long-term equity awards that help further align executives’ interests with those of the Company’s stockholders. The Compensation Committee believes that these awards do not encourage unnecessary or excessive risk-taking because the ultimate value of the awards is tied to the Company’s stock price, and because awards are staggered and subject to long-term vesting schedules to help ensure that a significant component of executive compensation is tied to long-term stock price performance. The Compensation Committee has also reviewed the Company’s compensation programs for employees generally, and has concluded these programs do not create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee believes that the

Company’s annual cash and long-term equity awards provide an effective and appropriate mix of incentives to help ensure the Company’s performance is focused on long-term stockholder value creation and do not encourage short-term risk taking at the expense of long-term results.

While the Board and its committees oversee risk management strategy, the Company’s management is responsible for implementing and supervising day-to-day risk management processes and reporting to the Board and its committees on such matters.

Code of Conduct

The Company has adopted a Code of Conduct that applies to all of its employees, including the Company’s principal executive officer, principal financial officer, and senior accounting officers, as well as to the Board. The Code of Conduct is available at investor.allscripts.com. The Company intends to disclose any changes in, or waivers from, this Code of Conduct by posting such information on its website or by filing a Current Report on Form 8-K with the SEC.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of securities ownership and changes in such ownership with the SEC. Officers, directors, and greater than ten percent stockholders also are required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely upon a review of the copies of such forms furnished to the Company and any written representations that no Forms 5 were required, all of the Section 16(a) filing requirements applicable to the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, were timely met during 2013.

Compensation of Directors

The Compensation Committee is responsible for reviewing and approving the compensation program for the Company’s non-employee directors. The Compensation Committee utilizes a combination of cash and equity as a way to attract and retain qualified directors.

Cash Compensation

For 2013, the annual retainer paid to the Company’s non-employee directors was $60,000, payable in equal quarterly installments. Non-employee directors also receive a retainer of $2,000 for attendance at Board meetings in excess of ten per year, and $1,500 for attendance at each committee meeting. The Chairman of the Board may waive the additional $2,000 fee for the entire Board, and may waive the $1,500 fee for any applicable committee meeting for the attendees thereof. The chairman of each committee may also waive the $1,500 fee for any committee meeting he or she chairs. Each non-employee director of the Company is also reimbursed for expenses incurred when attending Board and committee meetings and other Board-related activities.

The Chairman of the Board receives an additional annual fee in the amount of $100,000, payable in equal quarterly installments. The chairs of the Audit Committee, Compensation Committee, and Nominating and Governance Committee receive an additional annual retainer of $25,000, $20,000, and $15,000, respectively, for their service as chairs of the respective committees, payable in equal quarterly installments. As of May 2013, each member of the Audit Committee, Compensation Committee, and Nominating and Governance Committee also received an annual retainer of $2,500 per committee served. All of the foregoing payments are prorated for the dates of applicable service.

Prior to the beginning of each calendar year, non-employee directors may elect to receive all or a portion of their quarterly cash retainer payment in the form of DSUs. DSUs represent the right to receive shares of the Company’s common stock at the time that the director’s Board service ends. The number of DSUs granted is determined by dividing the portion of the cash compensation with respect to which the election is made by the closing price of the Company’s common stock on the date the cash compensation is due to be paid. DSUs issued in lieu of cash compensation are fully vested.

Equity Compensation

Under the Company’s Amended and Restated 2011 Stock Incentive Plan (the “2011 Stock Incentive Plan”), the Company’s non-employee directors are eligible to receive equity awards in the form of stock options, restricted stock, or restricted stock units (“RSUs”) at the discretion of the Board or the Compensation Committee. For 2013, the value of each annual equity award was $200,000, delivered in the form of RSUs which vest on a monthly basis or, if earlier, upon a change of control of the Company. The distribution of shares of common stock underlying the RSUs is deferred until the earlier to occur of the fourth anniversary of the grant date, the director’s termination of service with the Board, or a change of control of the Company. Annual director equity awards are granted immediately following the Company’s annual meeting of stockholders to coincide with the commencement of director terms.

2013 Non-Employee Director Compensation Table

The following table provides information regarding the compensation earned by the Company’s non-employee directors for 2013.

Name	Fees Earned or Paid In Cash (1)	Stock Awards (2)	Total
Stuart L. Bascomb	$101,304	$200,000	$301,304
Dennis H. Chookaszian	$186,902	$200,000	$386,902
Robert J. Cindrich	$84,805	$200,000	$284,805
Philip D. Green (3)	$1,508	$0	$1,508
Michael A. Klayko (4)	$41,660	$200,000	$241,660
Anita V. Pramoda (4)	$41,660	$200,000	$241,660
David D. Stevens	$99,207	$200,000	$299,207
Ralph H. Thurman	$97,304	$200,000	$297,304

(1)	This column reports the amount of cash compensation earned by each director during 2013 for his or her Board and committee service. As described above, non-employee directors may elect to convert all or a portion of their cash compensation into fully vested DSUs. During 2013, 86 DSUs were issued to Mr. Green in lieu of cash compensation. The fair market value of the DSU grant issued to Mr. Green, as of the date of the grant, was $1,158.

(2)	The amounts shown in this column represent the RSU awards granted in 2013. The amounts shown are valued based on the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”). A description of annual awards granted to non-employee directors is included above. See Note 9 to the Consolidated Financial Statements included in the Company’s Annual Report for additional information regarding the application of FASB ASC Topic 718 in 2013. The aggregate number of equity awards outstanding, including DSUs issued in lieu of cash compensation, as of December 31, 2013 for each of the Company’s non-employee directors are as follows:

Name	Aggregate RSU/DSU Awards Outstanding
Stuart L. Bascomb	32,524
Dennis H. Chookaszian	49,820
Robert J. Cindrich	32,524
Philip D. Green	34,323
Michael A. Klayko	14,225
Anita V. Pramoda	14,225
David D. Stevens	32,524
Ralph H. Thurman	32,524

(3)	Mr. Green ceased serving as a member of the Board on January 7, 2013.

(4)	Mr. Klayko and Ms. Pramoda were each elected as directors at the Company’s 2013 Annual Meeting of Stockholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information known to the Company with respect to beneficial ownership of the Company’s common stock as of March 31, 2014 by (i) each stockholder that the Company knows is the beneficial owner of more than 5% of the Company’s common stock, (ii) each director and nominee for director, (iii) each of the executive officers named in the “2013 Summary Compensation Table,” otherwise referred to as the “named executive officers,” and (iv) all executive officers and directors as a group. The Company has relied upon information provided to the Company by its directors and named executive officers and copies of documents sent to the Company that have been filed with the SEC by others for purposes of determining the number of shares each person beneficially owns. Beneficial ownership is determined in accordance with the rules and regulations of the SEC and generally includes those persons who have voting or investment power with respect to the securities. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of the Company’s common stock beneficially owned by them. Shares of the Company’s common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 2014, as well as any shares subject to RSUs and DSUs that can be acquired within 60 days of such date, are also deemed outstanding for purposes of calculating the percentage ownership of that person and, if applicable, the percentage ownership of the executive officers and directors as a group, but are not treated as outstanding for the purpose of calculating the percentage ownership of any other person. Unless otherwise indicated, the address for each stockholder listed in the table below is c/o Allscripts Healthcare Solutions, Inc., 222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654.

>5% Stockholders	Shares of Common Stock Beneficially Owned	Percent of Class
Wellington Management Company, LLP (1)	21,232,405	11.83%
Columbia Wanger Asset Management, LLC (2)	12,543,700	6.99%
HealthCor Management, L.P. (3)	10,000,000	5.57%
The Vanguard Group (4)	9,815,427	5.47%
BlackRock, Inc. (5)	9,751,591	5.44%

Named Executive Officers and Directors	Shares of Common Stock Beneficially Owned	Options Exercisable, Stock Award Vesting, and Deferred Stock Units Convertible Within 60 Days	Total	Percent of Class
Paul M. Black	258,510	0	258,510	*
Richard J. Poulton	42,335	47,170	89,505	*
Dennis M. Olis	35,784	29,481	65,265	*
Brian P. Farley	0	71,050	71,050	*
Deborah D. Snow	10,370	8,213	18,583	*
Clifford B. Meltzer	0	0	0	*
Stephen E. Shute	0	0	0	*
Stuart L. Bascomb	43,854	2,371	46,225	*
Dennis H. Chookaszian	87,449	2,371	89,820	*
Robert J. Cindrich	39,253	2,371	41,624	*
Michael A. Klayko (6)	26,854	2,371	29,225	*
Anita V. Pramoda	11,854	2,371	14,225	*
David D. Stevens	69,753	2,371	72,124	*
Ralph H. Thurman	34,153	2,371	36,524	*
All directors, director nominees, and current executive officers as a group (13 persons)	660,139	255,785	915,924	*

*	Amount represents less than 1% of the Company’s outstanding common stock.

(1)	This information is derived from a Schedule 13G/A filed by Wellington Management Company, LLP on February 14, 2014. According to the Schedule 13G/A, Wellington Management Company, LLP had sole power to vote or direct the vote of zero shares, sole power to dispose of or direct the disposition of zero shares, shared power to vote or direct the vote of 8,965,320 shares, and shared power to dispose of or direct the disposition of 21,232,405 shares. According to the Schedule 13G/A, Wellington Management Company, LLP lists its address as 280 Congress Street, Boston, Massachusetts 02210.

(2)	This information is derived from a Schedule 13G filed by Columbia Wanger Asset Management, LLC (“CWAM”), a registered investment adviser, filing jointly on behalf of Columbia Acorn Fund (“Acorn”), a registered investment company, on February 6, 2014. According to the Schedule 13G, CWAM had sole power to vote or direct the vote of 11,665,700 shares, sole power to dispose of or direct the disposition of 12,543,700 shares, shared power to vote or direct the vote of zero shares, and shared power to dispose of or direct the disposition of zero shares. According to the Schedule 13G, Acorn had sole power to vote or direct the vote of 9,905,000 shares, sole power to dispose of or direct the disposition of 9,905,000 shares, shared power to vote or direct the vote of zero shares, and shared power to dispose of or direct the disposition of zero shares. According to the Schedule 13G, each of the reporting persons lists its address as 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.

(3)

This information is derived from a Schedule 13D/A filed by HealthCor Management, L.P. on December 16, 2013. According to the Schedule 13D/A, HealthCor Management L.P. and certain affiliates had sole power to vote or direct the vote of zero shares, sole power to dispose of or direct the disposition of zero shares, shared power to vote or direct the vote of 10,000,000 shares, and shared power to dispose of or direct the disposition of 10,000,000 shares. According to the Schedule 13D/A, HealthCor Management, L.P. lists its address as 152 West 57th Street, 43rd Floor, New York, New York 10019.

(4)	This information is derived from a Schedule 13G filed by The Vanguard Group on February 10, 2014. According to the Schedule 13G, The Vanguard Group had sole power to vote or direct the vote of 103,884 shares, sole power to dispose of or direct the disposition of 9,724,003 shares, shared power to vote or direct the vote of zero shares, and shared power to dispose of or direct the disposition of 91,424 shares. According to the Schedule 13G, The Vanguard Group lists its address as 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(5)

This information is derived from a Schedule 13G/A filed by BlackRock, Inc. on January 28, 2014. According to the Schedule 13G/A, BlackRock, Inc. had sole power to vote or direct the vote of 9,061,785 shares, sole power to dispose of or direct the disposition of 9,751,591 shares, shared power to vote or direct the vote of zero shares, and shared power to dispose of or direct the disposition of zero shares. According to the Schedule 13G/A, BlackRock, Inc. lists its address as 40 East 52nd Street, New York, New York 10022.

(6)	The shares of common stock presented for Mr. Klayko are held in a family trust in which he shares voting and dispositive power.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2013 about the Company’s common stock that may be issued upon the exercise of options and rights under all of the Company’s existing equity compensation plans, including the Amended and Restated 2011 Stock Incentive Plan, Amended and Restated 1993 Stock Incentive Plan, Employee Stock Purchase Plan, and 2001 Non-statutory Stock Option Plan. The Company’s stockholders did not approve the 2001 Non-statutory Stock Option Plan, which is described below.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders	9,071,809	$13.74	(1)	9,191,629	(2)
Equity compensation plans not approved by stockholders	4,501	$4.57		0

Total (3)	9,076,310			9,191,629

(1)	The weighted average exercise price excludes a total of 5,734,314 restricted stock units and awards granted under equity compensation plans approved by stockholders with no exercise price but with a weighted average grant date fair market value of approximately $13.94 per share as of December 31, 2013.

(2)	Includes 303,562 shares available for issuance under the ESPP.

(3)	Excludes 979,518 shares subject to options, restricted stock and restricted stock unit awards outstanding pursuant to the Eclipsys Corporation 2005 Inducement Grant Stock Incentive Plan, 2008 Omnibus Incentive Plan, Inducement Grant Omnibus Incentive Plan, Inducement Grant Plan, and Amended and Restated 2000 Stock Incentive Plan, which the Company assumed in connection with its 2010 merger with Eclipsys Corporation. The options have a weighted-average exercise price of $16.14 per share as of December 31, 2013.

2001 Non-statutory Stock Option Plan

The Company originally adopted the 2001 Non-statutory Stock Option Plan (the “2001 Plan”) on January 31, 2001 and has amended the 2001 Plan from time to time. The 2001 Plan terminated on January 31, 2011. Under the 2001 Plan, the Compensation Committee previously granted stock options to key individuals performing services for the Company, including employees (other than officers or directors), consultants and independent contractors.

Since its inception, 5,195,345 shares of common stock have been reserved for issuance under the 2001 Plan. As of December 31, 2013, there were 4,501 shares of common stock reserved for issuance upon exercise of options. The number of shares that could be issued and the number of shares subject to outstanding options may be adjusted in the event of a stock split, stock dividend, recapitalization or other similar event affecting the number of shares of the Company’s outstanding common stock.

The Compensation Committee administers the 2001 Plan. Subject to the specific provisions of the 2001 Plan, the Compensation Committee determined award eligibility, timing, amount and terms of the options. The Compensation Committee also interprets the 2001 Plan, establishes rules and regulations under the 2001 Plan and makes all other determinations necessary or advisable for the 2001 Plan’s administration. Options under the 2001 Plan were granted as nonqualified stock options. Upon exercise, the option holder may pay the exercise price in such form as the Compensation Committee will provide. Unless otherwise permitted by the Code and Rule 16b-3 under the Exchange Act and approved in advance by the Compensation Committee, an option under the 2001 Plan may not be sold, assigned or otherwise transferred during its holder’s lifetime.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

After a very challenging 2012, not only from a financial perspective but also from a product development and service delivery perspective, 2013 was a year of transformation for the Company. During 2013, the Company refocused its efforts on several key strategic and operational imperatives aimed at delivering on its critical client obligations, and the Company continued to expand the depth and breadth of its products and platforms. The Company took steps to streamline its organizational structure, cut long-term costs, and become more efficient. As a result of these efforts, during 2013, the Company executed agreements with a number of new clients and entered into significant client renewals and expansions, including the extension of its outsourcing agreement with its largest client through 2020.

In order to support these transformation efforts, during 2013, the Company made a significant number of changes to its executive leadership. Of the named executive officers (“NEOs”) appearing in the Company’s proxy statement for its 2013 Annual Meeting of Stockholders, only Mr. Black and Mr. Poulton remain employed by the Company as of March 31, 2014. Of the Company’s continuing NEOs, Mr. Black, Mr. Poulton, and Mr. Olis were hired by the Company during the last fiscal quarter of 2012.

The Company believes that the changes in senior management and other business transformation efforts have had a positive effect on the Company’s stock price and market capitalization. The Company’s closing stock price per share on January 2, 2013, which was slightly more than a week after Mr. Black was hired as the Company’s President and Chief Executive Officer, was $9.41. The Company’s closing stock price per share was $15.46 on December 31, 2013 and $18.03 on March 31, 2014. During 2013, the Company added more than $1 billion in market capitalization.

The Company is committed to a pay-for-performance culture and philosophy. The Compensation Committee approved a 2013 annual bonus program for all eligible employees, including its NEOs, with potential payouts based on the achievement of performance objectives relating to bookings, EBITDA, and 10 tactical imperatives intended to support the five key objectives set forth by Mr. Black when he became the Company’s President and Chief Executive Officer at the end of 2012, which were (1) protect, defend and grow the client base, (2) build the Company’s capability to grow and capture future value streams, (3) increase predictability in revenue and profit, (4) capture cost savings and productivity enhancing initiatives, and (5) invest in the Company’s people to build an accountable culture of business, team and personal performance. The ongoing annual equity awarded to the NEOs other than Mr. Black during 2013 was in the form of stock options and performance-based restricted stock units (“PSUs”). The PSUs, which account for 50% of the 2013 equity awards to NEOs, vest based on the Company’s total shareholder return (“TSR”) relative to a peer group of companies over a three-year performance period, with target performance requiring 65th percentile relative stockholder value. Stock options, which account for the remaining 50% of the 2013 NEO equity awards, have value to the recipient only if the Company’s stock price appreciates. Neither element provided a guarantee to recipients, which was consistent with the transformation-oriented NEO pay program that rewarded rebuilding value for stockholders, rather than continued employment. For 2013, Mr. Black received a PSU grant under the same terms as the other NEOs and a grant of service-based RSUs that were granted pursuant to the terms of the employment agreement he entered into with the Company when he was hired in 2012.

Corporate Governance Framework. The Compensation Committee engages in an ongoing review of the Company’s executive compensation and benefits programs to evaluate whether they support the Company’s compensation objectives, as described in “—Executive Compensation Philosophy” below, and are aligned with the interests of the Company’s stockholders. In connection with this ongoing review, the Compensation Committee continues to revise the Company’s executive compensation program to implement and maintain what it believes to be are best practices with respect to executive compensation.

The Company’s executive compensation corporate governance framework includes the following practices, each of which is intended to reinforce the Company’s executive compensation objectives:

•	No single trigger change of control benefits in NEO employment agreements and equity awards, including the most recently entered into NEO employment agreement with Mr. Farley, hired in 2013;

•	No tax gross-ups for severance payments resulting from a change of control of the Company for all of its NEOs;

•	Retaining the services of an independent executive compensation consultant, who provides services directly to the Compensation Committee;

•	Conducting an annual say-on-pay vote, as recommended by the Company’s stockholders at the Company’s 2011 Annual Meeting of Stockholders;

•	Establishing stock ownership guidelines for the Company’s executives and non-employee directors;

•

Prohibiting, through the Company’s insider trading policy, the Company’s directors, officers and employees from engaging in hedging or monetization transactions of Company securities, including short sales or transactions in publicly traded options, and generally prohibiting the pledging of Company securities as collateral; and

•

Adopting a clawback policy in 2013 that allows the Company to recover incentive compensation paid to an executive officer that was calculated based on financial performance that is subsequently revised in an accounting restatement.

Executive Compensation Philosophy

The Company’s primary objective for its executive compensation program is to attract, retain and motivate outstanding leaders who will drive the Company’s success. The Compensation Committee seeks to establish and implement a compensation program for the Company’s executive officers that emphasizes pay-for-performance, including rebuilding the Company under the new leadership and organization structure, and is designed to meet the following objectives:

•	Enable the Company to attract, retain and motivate its NEOs by providing incentives which are competitive in the executive market;

•	Reward outstanding performance for an individual’s performance against corporate goals;

•	Provide long-term incentive compensation through equity grants, a material portion of which are performance-based;

•	Provide for compensation that is both externally competitive and internally equitable; and

•	Align the Company’s NEO compensation with the Company’s corporate strategies and business objectives, as well as the long-term interests of the Company’s stockholders.

The principal components of the Company’s 2013 executive compensation program were base salary, cash incentive payments, and long-term equity-based compensation. In addition, Mr. Farley was provided a new hire equity award as an inducement for him to join the Company. The Company also provides a 401(k) retirement savings plan with certain matching contributions, group health and welfare plans, group term life insurance, and severance benefits upon a termination of employment under certain circumstances, including following a change of control of the Company. As described further below, Mr. Shute and Mr. Meltzer each became entitled to severance benefits during 2013, with such benefits determined based on the “termination without cause” provisions included in their then-existing employment agreements. The Company does not maintain defined benefit pension plans for its NEOs because the Compensation Committee believes that the existing compensation arrangements enable the Company’s NEOs to adequately plan for their retirement and that wealth creation should primarily be a function of performance for stockholders.

2013 NEOs

During 2013, there were a number of senior leadership changes at the Company. For 2013, the Company’s NEOs were:

Paul M. Black, President and Chief Executive Officer;

Richard J. Poulton, Chief Financial Officer;

Brian P. Farley, Senior Vice President, General Counsel and Corporate Secretary;

Dennis M. Olis, Senior Vice President, Operations; and

Deborah D. Snow, Senior Vice President, Human Resources.

Mr. Poulton, Mr. Olis, and Mr. Black were hired, and Ms. Snow was promoted to her position with the Company, in the last quarter of 2012. Mr. Farley was hired by the Company during 2013. Clifford B. Meltzer, the Company’s former

Executive Vice President, Solutions Development and Stephen E. Shute, the Company’s former Executive Vice President, Sales & Services, are also NEOs for 2013 in accordance with applicable SEC disclosure rules.

Consideration of Stockholder Say-on-Pay Vote

As noted above, in its compensation process, the Compensation Committee considers whether the Company’s executive compensation and benefits program are aligned with the long-term interests of the Company’s stockholders. In that respect, as part of its ongoing review of the Company’s executive compensation program, the Compensation Committee considered the approval by approximately 87% of the votes cast for the Company’s “say-on-pay” vote at the Company’s 2013 Annual Meeting of Stockholders and did not make any changes to the Company’s executive compensation program in response to such stockholder vote. The Compensation Committee also noted that the Company’s last “say-on-pay” vote followed a period in 2012 during which TSR and operating performance fell, most of the Company’s prior executive leadership team departed, and many members of the Company’s current executive leadership team were hired. Such a period of transition within a single year resulted in disclosure of more unusual compensation actions than are expected in a normal year of operations. 2013 reflects a year with fewer extraordinary compensation actions than 2012, but still includes NEO hiring compensation actions and executive severance associated with the continuation of the Company’s transformation efforts that began in 2012. In addition, this section also includes disclosure regarding certain modifications to Mr. Black’s new hire equity awards, which occurred during 2014.

The Company’s management continues to engage in dialogue with its large stockholders, and the Compensation Committee will continue to consider the results of the Company’s “say-on-pay” votes when making future compensation decisions for the Company’s NEOs.

Compensation Procedures

Compensation Committee. During 2013, Ralph H. “Randy” Thurman and Michael A. Klayko each served on the Compensation Committee. Mr. Thurman served on the Compensation Committee for the entire year, having joined the Board and the Compensation Committee in June 2012. Mr. Klayko joined the Compensation Committee upon his election to the Board in May 2013. Prior to November 2013, when the Compensation Committee’s charter was amended to allow for a two-person Compensation Committee, the independent non-employee members of the Board reviewed and approved the recommendations of the Compensation Committee with respect to the compensation of the Company’s NEOs and directors.

Role of Management. An objective of the Company’s executive compensation program is to align the program with the Company’s business strategy and its stockholders’ interests. The Compensation Committee believes this alignment can be best achieved by consulting with members of the Company’s senior management because of their familiarity with the Company’s day-to-day operations and responsibility for creating the Company’s business plan. As such, the Company’s management provides the Compensation Committee with valuable insights into the Company’s day-to-day operations and future expectations, which are supported by the rewards and incentives in the compensation program. In 2013, the Compensation Committee consulted with Mr. Black, Mr. Poulton, Mr. Farley and Ms. Snow in formulating compensation plans. Members of that group attended Compensation Committee meetings during which NEO and employee compensation decisions were made. The Compensation Committee also regularly meets in executive session without any members of management present, and no executive officer is present during the Compensation Committee’s deliberations over his or her own compensation.

Role of Compensation Consultant. The Compensation Committee has retained Frederic W. Cook & Co., Inc. (“FW Cook”) to serve as its independent compensation consultant. FW Cook reports directly to the Compensation Committee and participates in Compensation Committee meetings. FW Cook did not perform any other services for the Company in 2013 and, accordingly, the Compensation Committee determined that the services provided by FW Cook did not raise any conflicts of interest.

Specifically, FW Cook:

•	Advises on the design of the Company’s non-employee director and executive compensation programs, in order to assist the Compensation Committee in evaluating the linkage between pay and performance;

•	Provides and reviews market compensation and performance data to assist the Compensation Committee in setting executive compensation amounts relative to competitive market data;

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Advises the Compensation Committee regarding the elements of the Company’s executive compensation program, equity grant and equity compensation-related dilution levels relative to the Company’s peers; and

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Advises the Compensation Committee regarding the Company’s compensation risk assessment, which assessment concluded that the compensation programs did not create incentives that were reasonably likely to materially harm the Company.

Market Analysis. The Compensation Committee considers relevant market pay practices when setting executive compensation. Market practices, or benchmarks, are based on peer group proxy data. The Compensation Committee reviews compensation data at the median and 75th percentile for similarly-situated officers in the Company’s peer group. The Compensation Committee considers this market data in conjunction with other factors, such as an officer’s individual performance, unique qualifications, role within the Company, and whether the officer was a new hire from outside of the Company, when making compensation decisions. Working with FW Cook, the Compensation Committee established a peer group in 2012 to be used for designing the Company’s 2013 executive compensation program. The 2012 peer group used for context in the Company’s 2013 compensation decisions included companies that reflected the following characteristics of the Company’s business:

•	Software and business services companies generally in the technology sector, with focus on direct healthcare IT competitors to the extent available;

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Revenue range generally between 0.33X and 2.5X of the Company’s trailing four quarter revenue, with median revenues of $1.3 billion (the Company’s trailing four quarter revenue was $1.5 billion at the time), and one exception for a larger direct healthcare IT competitor of the Company headquartered in the Chicago, Illinois area (where the Company is headquartered) that was outside this revenue range (Catamaran Corporation); and

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Market capitalization range generally between 0.25X and 4X of the Company’s market capitalization, with median market capitalization of $4.1 billion (for reference, the Company’s market capitalization value on March 31, 2014 was approximately $3.2 billion). Although Cerner Corporation has a market capitalization outside of this range, Cerner has been included because it is a direct healthcare IT competitor that competes directly with the Company for customers and executive talent.

The peer group used to evaluate 2013 compensation decisions consisted of the 23 U.S.-based publicly traded healthcare technology companies and general software companies listed below (the “2013 peer group”):

Healthcare Technology Companies	Software Companies
athenahealth, Inc. Catamaran Corporation Cerner Corporation Haemonetics Corporation Hill-Rom Holdings Inc. MedAssets, Inc.

Autodesk, Inc.

BMC Software Inc.

Cadence Design Systems, Inc.

Compuware Corporation

DST Systems Inc.

Equifax Inc.

Gartner, Inc.

IHS Inc.

Informatica Corporation

Mentor Graphics

Microsystems

Parametric Technology Corporation

Quality Systems, Inc.

Quest Software, Inc.

Sapient Corporation

Solera Holdings, Inc.

Synopsys, Inc.

In connection with establishing the peer group for 2013, the Compensation Committee approved modifications to the Company’s 2012 peer group to be used for evaluating compensation decisions going forward. The following seven companies were removed from the Company’s 2012 peer group due to size and/or business relevance reasons when compared to the Company: Ansys, Inc.; CACI International Inc.; Citrix Systems, Inc.; IHS Inc.; Nuance Communications, Inc.; Red Hat, Inc.; and Rovi Corporation. In addition, the following six companies were added to the Company’s 2013 peer group based on their similarity to the Company in terms of size and business relevance when compared to the Company: athenahealth, Inc.; DST Systems, Inc.; Haemonetics Corporation; Hill-Rom Holdings, Inc.; MedAssets, Inc.; and Quality Systems, Inc.

Elements of Compensation

The Compensation Committee believes that the Company’s compensation programs for its NEOs are competitive and appropriately designed to attract and retain key employees, reward performance and promote long-term stockholder value. This section describes the various elements of the Company’s compensation program for NEOs, together with a discussion of various compensation decisions.

Base Salary. Base salaries are paid to the Company’s NEOs to compensate them for the performance of their respective job duties and responsibilities. The Compensation Committee reviews base salaries of the Company’s NEOs on an annual basis. In setting annual base salaries, the Compensation Committee takes into consideration the Company’s overall financial and operating performance in the prior year, the Company-wide target for base salary increases for all employees, market and competitive salary information, changes in the scope of an NEO’s job responsibilities, and other relevant factors. When considering market and competitive salary information, the Compensation Committee has historically reviewed compensation data at the median and the 75th percentile relative to the Company’s peer group. The Compensation Committee also reviews the NEO’s performance and the performance of the divisions, business units and departments for which he or she is responsible, to the extent applicable. For the Chief Executive Officer, the Compensation Committee evaluates the Chief Executive Officer’s performance and determines any salary adjustment. For the other NEOs, the Compensation Committee receives an evaluation from the Chief Executive Officer on the NEO’s performance and a recommendation for any salary adjustment.

The only NEOs who received a salary increase for 2013 were Mr. Meltzer, who received a 6% increase, and Mr. Shute, who received a 4% increase. The Compensation Committee approved these increases based on the competitive salary information discussed above, and, in Mr. Meltzer’s case, based on increased responsibilities. The base salaries for Mr. Black, Mr. Olis and Mr. Farley were established at a level that was deemed necessary to obtain their services and were between the median and 75th percentile relative to similarly-situated officers in the Company’s peer group. The following table sets forth the annualized base salary rate for each of the NEOs during 2013.

Name	2013 Annual Salary Rate
Paul M. Black	$1,000,000
Richard J. Poulton	$450,000
Clifford B. Meltzer	$450,000
Stephen E. Shute	$440,000
Dennis M. Olis	$400,000
Brian P. Farley	$375,000
Deborah D. Snow	$265,000

Cash Bonuses

Performance-Based Cash Bonuses

Under the Company’s 2013 annual bonus program administered under the Incentive Plan (the “2013 Bonus Program”), all employees eligible to participate, including the NEOs, were eligible to earn a cash incentive bonus based on the achievement of 2013 non-GAAP adjusted EBITDA (weighted 50%), bookings (weighted 20%) and 10 tactical imperative goals (weighted 30%). Non-GAAP adjusted EBITDA consists of GAAP net income/(loss) as reported and adjusts for: the provision for revenue deferral; the provision/(benefit) for income taxes; net interest expense and interest income and other income/(expense); stock-based compensation expense; depreciation and amortization; deferred revenue and other adjustments; non-recurring and transaction-related costs; and non-cash asset impairment charges. The Compensation Committee chose to weight the factors as such in order to align the 2013 Bonus Program with the Company’s strategic objectives for 2013. A 50% weighting for non-GAAP adjusted EBITDA places a heavy emphasis on overall financial performance, a 30% weighting for tactical imperatives recognizes the importance of actions that increase client satisfaction and position the Company for future success, and a 20% weighting for bookings rewards achievements that will drive the Company’s future financial success. The 2013 non-GAAP adjusted EBITDA target was $189 million, the bookings target was $856 million, and the tactical imperatives included goals relating to product development and business improvement that support Mr. Black’s five key objectives listed above. The Company achieved earnings below threshold performance ($181 million versus a $189 million target), resulting in a recommended weighted payout of 0% attributable to earnings; 126% of target performance in bookings ($901 million versus a $856 million target), resulting in a recommended weighted payout of 25.3% attributable to bookings; and 75% of tactical imperatives, resulting in a recommended weighted payout of 22.5% attributable to tactical imperatives. Based on the achievement of a total recommended weighted payout of 47.8% according to the goals previously approved by the Compensation Committee for 2013, the Compensation Committee determined that cash incentive bonuses for all eligible employees, including the NEOs, under the 2013 Bonus Program were earned at 48% of each employee’s target bonus opportunity. The goals were viewed as challenging when they were set in light of the Company’s transformation, and earning a portion of the bonus was viewed by the Compensation Committee as reflecting the Company’s relatively strong performance for 2013.

Mr. Meltzer and Mr. Shute each left the Company in 2013, and therefore were not eligible to receive cash incentive bonuses under the terms of the 2013 Bonus Program. In addition to his base salary and participation in the 2013 Bonus Program, Mr. Shute was eligible to receive a target annual sales bonus of 50% of his base salary, which may, based on performance, be less than or exceed such amount, but with a maximum bonus opportunity of 100% of base salary. During 2013, he earned a sales performance bonus totaling $108,578, which was tied to sales performance objectives for the 2013 sales performance year.

Under his employment agreement, Mr. Olis was and is eligible to receive a special bonus of up to $250,000 for each of 2013 and 2014 based on the achievement of certain cost reduction goals. In order to earn the full target bonus, Mr. Olis was required to achieve $30.2 million in cost savings during 2013. Mr. Olis met or exceeded all specified goals for 2013 by achieving $31.0 million in cost savings during 2013, and accordingly earned the full special bonus of $250,000.

Other Cash Bonuses

Under his employment agreement, Mr. Black was entitled to a guaranteed bonus for 2013 of $1.5 million to induce him to join the Company. The guaranteed bonus was paid at the end of 2012 and Mr. Black did not receive any additional cash incentive bonus for 2013. Mr. Poulton received a one-time cash payment of $750,000 in June 2013, for which he was eligible pursuant to the terms of his employment agreement executed when he was hired by the Company in the fourth quarter of 2012. Mr. Olis received a one-time cash payment of $850,000 in April 2013 pursuant to the terms of his employment agreement executed when he was hired by the Company in the fourth quarter of 2012. No NEOs are entitled to a guaranteed bonus for 2014.

In addition, when reviewing 2013 results, the Compensation Committee determined that bonuses paid under the 2013 Bonus Program would not accurately reflect the Company’s performance during an otherwise successful year for the Company, due to the Company’s failure to achieve the threshold non-GAAP adjusted EBITDA level required for bonuses to be paid based on the non-GAAP adjusted EBITDA element of the Company’s 2013 Bonus Program. As a result, the Compensation Committee authorized a special bonus pool to fund additional cash bonuses to certain key employees selected by the Company’s Chief Executive Officer to reward them for their outstanding performance and significant contributions in leading the Company’s business transformation during 2013. The Committee determined that these employees should be rewarded for their efforts in 2013 to drive the Company to exceed bookings and expense reduction targets, meet critical product and service delivery goals, and restore the trust and confidence of the Company’s client base. Mr. Poulton, Mr. Olis and Mr. Farley were provided additional bonuses as part of that one-time, discretionary, special performance reward program. Those bonuses are included in the following table, which sets forth the cash bonuses paid to each NEO (other than Mr. Black) for 2013 performance.

Name	Incentive Plan Target Amount	2013 Actual Incentive Bonus	2013 Actual Special Bonus
Richard J. Poulton	$450,000	$214,920	$234,000
Dennis M. Olis	$300,000	$143,281	$406,000	(1)
Brian P. Farley	$281,250	$80,222	$88,000
Deborah D. Snow	$132,500	$63,283	$0
Clifford B. Meltzer	$450,000	$0	$0
Stephen B. Shute	$660,000	$108,578	$0

(1)	For Mr. Olis, this amount includes the $250,000 bonus described above that he received pursuant to his employment agreement for achieving certain cost reduction goals.

Equity Awards

Under the 2011 Stock Incentive Plan, the Compensation Committee may grant NEOs and other employees incentive and non-qualified stock options, performance-based stock awards, restricted stock units, and other forms of equity compensation. The Compensation Committee believes the Company’s stock incentive plans and the related issuance of equity-based awards is consistent with its stated objective of establishing an executive compensation program that aligns the long-term interests of the NEOs with those of the Company’s stockholders.

In February 2013, the Compensation Committee approved the annual grant to the NEOs employed by the Company at the time of grant. The amount of equity granted to each NEO was determined by considering market data for the Company’s peer group, as well as individual factors such as the performance, responsibilities and qualifications of each NEO. In accordance with the Company’s pay-for-performance philosophy, 50% of the annual equity awards granted to the NEOs in 2013 were PSUs requiring relative TSR to be at least at the 65th percentile of a peer group of companies during a three-year performance period for target shares to be earned. The peer group for measuring relative TSR performance under the 2013 NEO PSUs, which is the same peer group as that used for Mr. Black’s new hire PSU award in December 2012, consists of the following companies:

ACI Worldwide Inc.	Fortinet Inc.	Rovi Corporation
Acxiom Corporation	Genpact Ltd.	Sapient Corp.
Advent Software Inc.	Global Payments Inc.	Solera Holdings Inc.
AOL Inc.	Guidewire Software Inc.	Splunk Inc.
Aspen Technology Inc.	Heartland Payment Systems Inc.	SS&C Technologies Holdings Inc.
Athenahealth Inc.	Informatica Corporation	Syntel Inc.
Bankrate Inc.	j2 Global Inc.	Take-Two Interactive Software Inc.
Blackbaud Inc.	Jack Henry & Associates Inc.	TiVo Inc.
Booz Allen Hamilton Holding Corp.	Lender Processing Services Inc.	Tyler Technologies Inc.
Broadridge Financial Solutions Inc.	Liquidity Services Inc.	ValueClick Inc.
CACI International Inc.	Manhattan Associates Inc.	Vantiv Inc.
Cadence Design Systems Inc.	MAXIMUS Inc.	VeriFone Systems Inc.
Cardtronics Inc.	McKesson Corporation	Verint Systems Inc.
Catamaran Corporation	MedAssets Inc.	VirnetX Holding Corp
Cerner Corporation	Medidata Solutions Inc.	WEX Inc.
CommVault Systems Inc.	Mentor Graphics Corp.	Zynga Inc.
Computer Programs & Systems Inc.	Merge Healthcare Incorporated
Compuware Corporation	MICROS Systems Inc.
Concur Technologies Inc.	Millennial Media Inc.
Convergys Corporation	NetScout Systems Inc.
CoreLogic Inc.	NeuStar Inc.
Cornerstone OnDemand Inc.	OpenTable Inc.
CoStar Group Inc.	Parametric Technology Corp.
Dealertrack Technologies Inc.	Progress Software Corp.
DST Systems Inc.	Qlik Technologies Inc.
Euronet Worldwide Inc.	Quality Systems Inc.
Fair Isaac Corporation	RealPage Inc.

Per the terms of the award agreements, Ancestry.com, Exact Target, JDA Software, Kenexa, Sourcefire, and The Ultimate Software Group Inc. are no longer in the relative TSR peer group because they are no longer publicly-traded, having been acquired or taken private in 2013.

The Company’s TSR is based on the change in the Company’s stock price over the 2013-2016 performance period, taking into account any dividends paid (which are assumed to be reinvested in the stock). The change in value from the beginning to the end of the performance period is divided by the beginning value to determine a TSR percentage. That percentage is then compared to the TSR of the peer group companies to calculate relative TSR. At the end of each performance period, the Compensation Committee certifies relative TSR performance.

The remaining 50% of the annual equity awards granted to the NEOs other than Mr. Black and Ms. Snow in 2013 were stock options that vest in equal installments over four years, which have value to the recipient only if the price of the

Company’s stock increases. In addition to the relative TSR performance unit award described above, pursuant to the terms of his employment agreement, Mr. Black also received a grant of service-based RSUs with a grant-date fair value of $2,500,000 that vest in equal installments over four years. Because the terms of his 2013 equity awards were negotiated as part of his employment agreement, Mr. Black did not receive a stock option grant for 2013. In addition to the relative TSR performance unit and stock option grants made under the same terms as those made to the other NEOs in 2013, Ms. Snow also received, in connection with her promotion to a senior executive role, an award of service-based RSUs, with a grant-date fair value of $75,000 that vests in equal installments over four years.

In February 2014, the Compensation Committee certified the results with respect to relative TSR performance for the 2013 performance period under Mr. Black’s new hire PSU award. The Compensation Committee determined that the Company’s relative TSR for the performance period, which was defined so that it used an initial stock price for the Company that was much higher than the price on the date of grant, was at the 35th percentile among the peer group, resulting in vesting of 44% of the target shares for such performance period. As a result of this outcome, the Compensation Committee took the actions to modify Mr. Black’s new hire PSU award that are described below under “New Hire Equity Award Modification for Mr. Black in 2014”.

In March 2014, the Compensation Committee certified relative TSR results for the three-year performance period for the PSUs granted to Mr. Meltzer and Mr. Shute in 2011 and the first annual performance period for the PSUs granted to the then-employed NEOs in February 2013. The Compensation Committee determined that relative TSR performance for the three-year performance period under Mr. Meltzer and Mr. Shute’s PSU awards was at the 11th percentile among the peer group, resulting in vesting of 0% of the target shares for such performance period; and that relative TSR performance for the first annual performance period under the NEO PSU awards was at the 75th percentile among the peer group, resulting in vesting of 140% of the target shares for such performance period. In March 2014, the Compensation Committee also certified the performance results for PSUs granted to Mr. Meltzer and Mr. Shute in 2012, which vest over four one-year performance periods based on the Company attaining a threshold non-GAAP adjusted net income of $81.4 million for the two-year period ended December 31, 2013. Non-GAAP adjusted net income consists of GAAP net income/(loss) as reported, excludes acquisition-related amortization, stock-based compensation expense, non-recurring expenses and transaction-related costs, and non-cash asset impairment charges, and adds back deferred revenue and other adjustments, in each case net of any related tax effects. Non-GAAP adjusted net income also includes a tax rate alignment adjustment. The Company’s non-GAAP adjusted net income for such period was $48.2 million; therefore, the Compensation Committee determined that the Company’s performance did not meet the threshold for vesting under the awards, resulting in vesting of 0% of the target shares for all performance periods.

Compensation Arrangement for Mr. Farley

In connection with the appointment of Mr. Farley to the position of Senior Vice President, General Counsel and Corporate Secretary in May 2013, the Company entered into an employment agreement with Mr. Farley. The terms of the employment agreement were based on the negotiations of the parties as well as the advice of FW Cook and the Company’s historical compensation practices. Mr. Farley’s employment agreement provides for an annual base salary of $375,000 and a target performance bonus opportunity equal to 75% of his base salary. Under the terms of the agreement, Mr. Farley was provided a new-hire equity grant of 50% service-based RSUs and 50% stock options with a grant-date value of $750,000, as well as a 2013 long-term incentive equity grant of 50% PSUs, which vest based on the Company’s relative TSR over the 2013-2015 performance period, and 50% stock options with a grant-date value of $1,000,000. The service-based RSUs and stock options vest in equal installments over four years.

New Hire Equity Award Modification for Mr. Black in 2014

Mr. Black was hired as the Company’s President and Chief Executive Officer on December 19, 2012, following a steep decline in the Company’s stock price in the 30 days immediately prior to his hiring. In connection with his hiring, Mr. Black received a grant of PSUs that vest up to a maximum award payout of 200% of the target level of 330,397 shares (i.e., up to 660,794 shares may be earned over three years for maximum relative TSR performance), of which up to one-third may vest at the end of the 2013, 2014 and 2015 yearly performance periods (i.e., 110,132 shares may vest each year for target performance and up to a maximum of 220,264 shares may vest each year for maximum performance). Vesting is based on the ranking of the Company’s TSR relative to its performance peer group during the applicable performance period, with target performance at the 65th percentile. The stock price values for purposes of calculating the Company’s relative TSR performance under the original PSU award were to be calculated using a trailing 30-trading day average of the Company’s stock price ending on the date of measurement for both the beginning and end of the performance period.

In 2014, the Compensation Committee acted to correct the effect of a legacy provision in Mr. Black’s new hire PSU grant that caused relative TSR to be calculated using a 30-day average price in the 30 days prior to the grant, a period of time when Mr. Black was not President and Chief Executive Officer of the Company. As a result of the trailing 30-day average, the relative TSR attributed to the PSUs was, in the Compensation Committee’s opinion, unfairly low compared to actual relative TSR during Mr. Black’s tenure as the Company’s President and Chief Executive Officer, resulting in a reduced payout as compared to the actual relative TSR performance versus the performance peer group since his hire date. The Committee changed the PSU award to provide that TSR will be calculated based on the stock price on the grant date, rather than from a 30-trading day average period that occurred before he was an employee of the Company. The 30-trading day average methodology for calculating the Company’s TSR relative to its peer performance group was used in similar awards at the Company in 2011 and 2013 and the provision was intended to minimize the effect of the stock price’s daily volatility on the award for recipients who were employed by the Company during the 30-day period prior to receiving the award. With respect to Mr. Black’s new hire grant of PSUs, however, it created a material and unintended disconnect between the price when he began service as the Company’s President and Chief Executive Officer and the beginning stock price used to calculate relative TSR (30-day average prior to hire).

Mr. Black was hired to drive the Company’s turnaround efforts at a time when the Company faced significant challenges and organizational uncertainty. As a result of the Company’s business circumstances at the time, the Company’s stock price decreased significantly during the thirty days prior to his hire. Because of this decline, the 30-trading day average stock price of $11.38 used to measure TSR under Mr. Black’s new hire PSUs was 25% higher than the stock price of $9.08 on the grant date, which was shortly after Mr. Black was hired as the Company’s President and Chief Executive Officer. TSR determined using an initial stock price of $11.38 results in the vesting of 44% of the target amount of shares for the 2013 performance period, a period where the Company’s stock price nearly doubled. TSR determined using the grant date stock price of $9.08 would result in vesting of 144% of the target shares for the 2013 performance period, which the Company views as more consistent with the stock price performance and turnaround during Mr. Black’s first year of tenure as the Company’s President and Chief Executive Officer. This translated to a difference in vesting of 110,407 shares for the 2013 performance period. Based on this disparity, the Compensation Committee determined that the use of a 30-trading day average stock price in measuring TSR under Mr. Black’s new hire PSUs penalized Mr. Black for a steep decline in the Company’s stock price that occurred prior to his appointment.

To correct this unintended result, the Compensation Committee took two actions in February 2014. First, the Compensation Committee granted an additional 110,407 PSUs to Mr. Black (the “Make-up PSUs”). The number of Make-up PSUs was calculated by measuring the relative TSR for Mr. Black’s new hire PSU grant as if the stock price on the grant date was used as the starting price for both the Company and for the relative TSR peers against which the Company’s TSR performance is measured. This approach measures TSR performance from the original PSU grant date, and the 110,407 additional shares mirrors the shares that would have been earned and vested for the 2013 performance period if TSR measured from the grant date stock price had been provided in the original grant.

Further, the Committee added a vesting and performance hurdle to the Make-up PSUs to ensure the TSR that would have earned the award is maintained. The Make-up PSUs will fully vest after one year only if the Company’s stock price remains above $15.24, which was the stock price at the end of the 2013 performance period. If the Company’s stock price is below $15.24 at the end of 2014, the vesting of the award will be reduced by 2% for each 1% decline in the stock price (i.e., a 50% stock price decline would mean that no Make-up PSUs would vest). The Compensation Committee believes that adding this price-contingent performance component to the Make-up PSUs fairly compensates Mr. Black for the effect of the inequitable 30-trading day average provision in his original new hire PSU grant, while also motivating Mr. Black to continue to deliver sustained stock price performance. The full number of shares that would have vested for the 2013 performance period will only vest if the Company’s 2013 stock price performance is maintained or exceeded for one year.

The Compensation Committee also amended Mr. Black’s original new hire PSU award to remove the trailing 30-trading day average valuation method for purposes of determining vesting for the 2014 and 2015 performance periods. For the vesting dates in 2014 and 2015, TSR will be measured by using the grant date stock price of $9.08 for the start of the performance period and a 30-trading day average at the end of the performance period to minimize volatility at the end of the period. The accounting charges associated with the performance contingent Make-up PSUs and the modification of the new hire PSUs will be reported as equity-based compensation in the proxy statement related to the Company’s 2015 Annual Meeting of Stockholders.

Separation Agreements for Mr. Shute and Mr. Meltzer

In connection with Mr. Shute’s and Mr. Meltzer’s departures during 2013, the Company entered into separation agreements with each of Mr. Shute and Mr. Meltzer. Pursuant to the terms of each separation agreement, termination of each of their employment was treated as a termination without cause for purposes of calculating severance and benefits, which entitled each to (i) a cash payment of one times annual salary plus target bonus, (ii) one year of continued health benefits and (iii) partial accelerated vesting of equity awards (i.e., accelerated vesting of any equity awards that would vest during the next year plus a pro rata amount for the current vesting period through the date of termination, subject to satisfaction of any applicable performance conditions). In addition, pursuant to his separation agreement, Mr. Shute was entitled to the payment of certain sales incentives earned by him through August 8, 2013.

Benefits and Perquisites

Each of the NEOs participates in the health and welfare benefit plans and fringe benefit programs generally available to all other Company employees. In addition, the Company generally does not provide the NEOs with significant perquisites and personal benefits in excess of $10,000. Under certain circumstances, however, the Compensation Committee recognizes that special arrangements may be necessary or desirable. The total perquisites provided to each NEO are described in the “2013 All Other Compensation” table included in this Proxy Statement.

Severance Arrangements in Employment Agreements

The Company has entered into severance arrangements as a component of the employment agreements with members of its senior management team, including the NEOs. These agreements provide for payments and other benefits if the officer’s employment terminates for a qualifying event or circumstance, such as being terminated without “Cause” or leaving employment for “Constructive Discharge,” as these terms are defined in the employment agreements. A termination following a “Change of Control” generally results in the NEOs receiving additional compensation. The Company has eliminated single trigger change of control benefits and tax gross-up payments on change of control benefits. Any change of control cash payment is “double trigger,” requiring termination of employment under all circumstances, including a situation where the officer is not offered a “Comparable Job” (as defined in each employment agreement) in connection with a “Change of Control,” and the officer terminates employment within ten days after the Change of Control. Additional information regarding the employment agreements, including a quantification of benefits that would have been received by the Company’s NEOs had termination or change of control occurred on December 31, 2013, is found under the heading “—Potential Payments upon Termination or Change of Control” in this “Compensation Discussion and Analysis” section of this Proxy Statement.

The Compensation Committee believes that these severance and change of control arrangements are an important part of overall compensation for the NEOs. The Compensation Committee believes that these agreements help to secure the continued employment and dedication of the NEOs, notwithstanding any concern that they might have at such time regarding their own continued employment, prior to or following a change of control. The Compensation Committee also believes that these agreements are important as a recruitment and retention device, as many of the companies with which the Company competes for executive talent have similar agreements in place for their senior employees.

Stock Ownership Requirements

The Board has approved stock ownership requirements for certain executives of the Company, including each of the NEOs. The Company’s President and Chief Executive Officer is required to maintain an ownership level with a fair market value equal to six times his base salary, while the other NEOs are required to maintain an ownership level with a fair market value equal to two times his or her respective base salary levels. The initial measurement date is five years from the date on which the executive became subject to the guidelines. Common stock owned outright, service-based awards outstanding, and deferred stock units are included when determining the ownership level. Stock options and performance-based awards are excluded. If the stock ownership requirement is not met after five years, the executive will be required to retain shares equal in value to no less than half of the after-tax value of shares vesting from any equity award until the stock ownership requirement is satisfied.

Tax Considerations

Under Section 162(m) of the Code, a company generally may not deduct compensation in excess of $1,000,000 paid to the chief executive officer and the other three most highly compensated officers, other than the chief financial officer.

Certain “performance-based compensation” is not included in compensation for purposes of the limit. The Compensation Committee will continue to assess the impact of Section 162(m) of the Code on its compensation practices; however, the Compensation Committee believes that it must maintain flexibility in its approach in order to structure a program that it believes is the most effective in attracting, motivating and retaining the Company’s key executives.

2014 Compensation Decisions

On February 18, 2014, the Compensation Committee approved the 2014 compensation amounts and awards for the NEOs serving at the time of the meeting. In setting executive compensation levels for 2014, the Compensation Committee considered a number of factors, including market data, individual characteristics and responsibilities, as well as the Company’s financial performance in 2013 and early 2014.

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Base Salary: Mr. Black and Ms. Snow were not provided a base salary increase for 2014. Mr. Poulton, Mr. Olis and Mr. Farley were each provided a base salary increase of $15,000 based on market competitive salary information and on each individual’s strong personal performance in 2013.

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Annual Incentive Bonus: The Compensation Committee approved annual performance objectives for the NEOs relating to non-GAAP adjusted EBITDA and revenue, each weighted at 50%. Mr. Black’s and Ms. Snow’s annualized target opportunities did not increase for 2014. Mr. Poulton’s target opportunity for 2014 is $465,000, which represents 100% of his adjusted base salary. Mr. Olis’s target opportunity is $311,250, which represents 75% of his adjusted base salary. Mr. Farley’s target opportunity is $292,500, which represents 75% of his adjusted base salary.

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Annual Equity Grants: In 2014, the annual equity grants to the NEOs other than the Chief Executive Officer were in the form of 50% service-based RSUs, which vest 25% per year over four years, and 50% PSUs. The PSUs vest based on the Company’s non-GAAP adjusted EBITDA and revenue performance over a three-year performance period. Mr. Black’s 2014 annual equity grants consist of 50% PSUs, which vest based on the same formula as the PSUs granted to the other NEOs; 25% PSUs, which vest based on the performance of the Company’s stock price over a three-year performance period (requiring a 50% increase over the stock price at the start of fiscal 2014); and 25% service-based RSUs, which vest 25% per year over four years.

2013 Summary Compensation Table

The following table shows information regarding compensation of each of the Company’s named executive officers for 2013 and 2012, except in the cases of Mr. Olis, Mr. Farley, and Ms. Snow, each of whom were not named executive officers in 2012. None of the persons listed below were named executive officers in 2011 and, except for Ms. Snow, Mr. Meltzer and Mr. Shute, all were hired during 2012 or 2013.

Name and Principal Position	Year	Salary $	Bonus $ (1)	Stock Awards $ (2)		Option Awards $ (3)		Non-Equity Incentive Plan Compensation $ (4)	All Other Compensation $ (5)	Total $
Paul M. Black	2013	1,000,000	0	6,054,115	(9)	0		0	4,902	7,059,017
President and Chief Executive Officer	2012	34,091	2,750,000	6,155,970		0		0	100,466	9,040,527

Richard J. Poulton	2013	450,000	984,000	1,137,330	(9)	1,119,646	(10)	214,920	15,990	3,921,886
Chief Financial Officer	2012	79,688	337,500	2,000,014		0		0	2,455	2,419,657

Dennis M. Olis (6)	2013	400,000	1,006,000	710,838	(9)	699,779	(10)	393,281	12,270	3,222,168
Senior Vice President, Operations

Brian P. Farley (6)	2013	223,958	88,000	1,224,376	(9)	1,219,344	(10)	80,222	2,650	2,838,550
Senior Vice President, General Counsel and Corporate Secretary

Deborah D. Snow (6)	2013	265,000	0	430,426	(9)	349,892	(10)	63,283	11,064	1,119,665
Senior Vice President, Human Resources

Clifford B. Meltzer (7)	2013	413,750	0	1,137,330	(9)	1,119,646	(10)	0	903,956	3,574,682
Former Executive Vice President, Solutions Development	2012	425,000	0	1,652,859	(9)	0		289,361	241,020	2,608,240

Stephen E. Shute (8)	2013	289,993	0	888,539	(9)	874,722	(10)	108,578	880,600	3,042,432
Former Executive Vice President, Sales & Services	2012	425,000	182,500	1,652,859		0		329,919	5,160	2,595,438

(1)	For 2013, the amounts reported for Mr. Poulton and Mr. Olis consist of guaranteed bonuses of $750,000 and $850,000, respectively, paid pursuant to their employment agreements, which were negotiated when they were hired in 2012, as well as special discretionary performance bonuses paid for 2013 performance of $234,000 and $156,000, respectively. There are no guaranteed bonuses for 2014. The amount reported for Mr. Farley represents the special discretionary performance bonuses paid for 2013 performance. The amount reported in 2012 for Mr. Black represents a sign-on bonus of $1.25 million and a guaranteed bonus paid in 2012 with respect to the 2013 Bonus Program equal to $1.5 million, which is his annual target bonus (there are no other guaranteed bonuses for Mr. Black and this bonus was paid in connection with his hire).

(2)	For 2013, the amounts in this column represent equity awards granted under the 2011 Stock Incentive Plan. The amounts reported are valued based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See Note 9 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 for a discussion of the relevant assumptions used in calculating these amounts pursuant to FASB ASC Topic 718.

(3)	For 2013, the amounts in this column represent stock options granted under the 2011 Stock Incentive Plan. The amounts reported are valued based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See Note 9 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 for a discussion of the relevant assumptions used in calculating these amounts pursuant to FASB ASC Topic 718.

(4)	Amounts included in this column for 2013 represent bonuses payable under the 2013 Bonus Program based on the achievement of non-GAAP adjusted EBITDA, bookings and tactical imperatives goals. The amount included for Mr. Olis for 2013 includes a bonus of $250,000 based on the achievement of cost reduction goals. The amount included for Mr. Shute represents a sales performance bonus totaling $108,578 for the 2013 sales performance year.

(5)	Amounts included in this column for 2013 are set forth by category in the “2013 All Other Compensation” table below.

(6)	Mr. Olis, Mr. Farley, and Ms. Snow were not NEOs prior to 2013.

(7)	Mr. Meltzer separated from the Company effective December 5, 2013.

(8)	Mr. Shute separated from the Company effective August 8, 2013.

(9)	Amount includes the grant date fair value of PSU awards granted to Mr. Black, Mr. Poulton, Mr. Olis, Mr. Farley, Ms. Snow, Mr. Meltzer, and Mr. Shute. The grant date fair value of performance-based awards was approximately $18.08 per share, except for the performance-based awards granted to Mr. Farley, which had a value of approximately $19.86 per share. The grant date fair value of performance based awards was calculated based on the probable outcome of the market-based performance conditions and the application of a Monte Carlo simulation model. The weighted averages of the assumptions used during 2013 were: risk-free interest rate of 0.42%; no dividend yield; and expected volatility using the historical volatility over the most recent three-year period for the peer group. In calculating the fair market value of these awards, three years was used to be commensurate with the three-year performance period of the awards. The interest rate is equal to the yield, as of the measurement date, of the zero-coupon U.S. Treasury bill that is commensurate with the overall performance period. The grant date fair value of the performance-based awards does not correspond to the actual value that may be recognized by the applicable NEO with respect to the award, which may be higher or lower based on a number of factors, including the Company’s performance, the performance of the companies in the Company’s 2013 peer group, stock price fluctuations and applicable vesting. Under FASB ASC Topic 718, the vesting condition related to the performance share units granted to the applicable NEO is considered a market condition and not a performance condition. Accordingly, there is no grant date fair value below or in excess of the amount reflected in the table above for the applicable NEO that could be calculated and disclosed based on achievement of market conditions. The amount for Mr. Black, Ms. Snow and Mr. Farley also includes the grant date fair value of service-based RSU awards. The grant date fair values of the service-based awards granted to Mr. Black, Ms. Snow and Mr. Farley were approximately $12.72, $12.71 and $13.84 per share, respectively, and were calculated based on the market value of the Company’s stock on the date of grant.

(10)	Amount includes the grant date fair value of stock options granted to Mr. Poulton, Mr. Olis, Mr. Farley, Ms. Snow, Mr. Meltzer, and Mr. Shute. The grant date fair value of the stock options was calculated using the Black-Scholes model and was approximately $5.93 per option, except for the options granted to Mr. Farley, which had a value of approximately $6.43 per option.

2013 All Other Compensation

Name	Parking Expense Payments	401(k) Matching Contributions	Life Insurance Premiums	Post- Termination Payments (1)	Total
Paul M. Black	$0	$0	$4,902	$0	$4,902
Richard J. Poulton	$4,260	$10,200	$1,530	$0	$15,990
Dennis M. Olis	$0	$10,200	$2,070	$0	$12,270
Brian P. Farley	$2,160	$0	$490	$0	$2,650
Deborah D. Snow	$0	$10,200	$864	$0	$11,064
Clifford B. Meltzer	$0	$0	$3,956	$900,000	$903,956
Stephen E. Shute	$0	$0	$600	$880,000	$880,600

(1)	The amounts reported for Mr. Meltzer and Mr. Shute consist of amounts of $900,000 and $880,000, respectively, that each has received or will receive in connection with their separation from the Company in 2013. Please see the “Potential Payments Upon Termination or Change of Control” section of the “Compensation Discussion and Analysis” section of this Proxy Statement for further information regarding the amount of compensation received or to be received by Mr. Meltzer and Mr. Shute in connection with their respective separations from the Company.

2013 Grants of Plan-Based Awards

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			Stock Awards: Number of Shares of Stock or Units #	Option Awards: Number of Securities Underlying Options #	Exercise or Base Price of Option Awards $	Grant Date Fair Value of Stock and Option Awards $ (6)
Name	Grant Date	Approval Date	Threshold $	Target $	Maximum $	Threshold #	Target #	Maximum #
Paul M. Black	2/20/2013(2)	2/20/2013				49,135	196,541	393,082		0	0	3,554,113
	2/20/2013(3)	2/20/2013							196,541	0	0	2,500,002
Richard J. Poulton			225,000	450,000	900,000
	2/20/2013(2)	2/20/2013				15,724	62,894	125,788		0	0	1,137,330
	2/20/2013(4)	2/20/2013								188,680	12.72	1,119,646
Dennis M. Olis			125,000	250,000	250,000
			150,000	300,000	600,000
	2/20/2013(2)	2/20/2013				9,827	39,309	78,618		0	0	710,838
	2/20/2013(4)	2/20/2013								117,925	12.72	699,779
Brian P. Farley			140,625	281,250	562,500
	5/28/2013(2)	5/20/2013				9,032	36,128	72,256		0	0	849,367
	5/28/2013(5)	5/20/2013							27,096	0	0	375,009
	5/28/2013(4)	5/20/2013								108,382	13.84	696,766
	5/28/2013(4)	5/20/2013								81,287	13.84	522,578
Deborah D. Snow			66,250	132,500	265,000
	2/20/2013(2)	2/20/2013				4,914	19,655	39,310		0	0	355,425
	2/28/2013(5)	2/20/2013							5,901	0	0	75,002
	2/20/2013(4)	2/20/2013								58,963	12.72	349,892
Clifford B. Meltzer			225,000	450,000	900,000
	2/20/2013(2)	2/20/2013				15,724	62,894	125,788		0	0	1,137,330
	2/20/2013(4)	2/20/2013								188,680	12.72	1,119,646
Stephen E. Shute			110,000	220,000	220,000
			110,000	220,000	220,000
			1,540	220,000	220,000
	2/20/2013(2)	2/20/2013				12,284	49,136	98,272		0	0	888,539
	2/20/2013(4)	2/20/2013										874,722

(1)	For each of the NEOs other than Mr. Olis, these amounts reflect the cash incentive compensation award opportunities granted under the 2013 Bonus Program. Actual payout under the 2013 Bonus Program was based on the achievement of 2013 non-GAAP adjusted EBITDA, bookings, and tactical imperative goals. Pursuant to his employment agreement, Mr. Farley’s payout was prorated to reflect that he was employed for only part of the year. Mr. Meltzer and Mr. Shute each left the Company in 2013, and therefore were not eligible to receive cash incentive bonuses under the terms of the 2013 Bonus Program. For Mr. Olis, in addition to his cash incentive compensation opportunity under the 2013 Bonus Program, these amounts also include a special cash incentive compensation opportunity of up to $250,000, for which he is eligible under the terms of his employment agreement based on the achievement of cost reduction goals. For Mr. Shute, in addition to his cash incentive compensation opportunity under the 2013 Bonus Program, these amounts include sales performance bonus opportunities. Please see “—Cash Bonuses” in the “Elements of Compensation” section of this “Compensation Discussion and Analysis” section of this Proxy Statement for further information regarding the 2013 Bonus Program and the special cash incentive compensation opportunity for Mr. Olis and sales performance bonus opportunities for Mr. Shute.

(2)	This award represents a PSU award granted under the 2011 Stock Incentive Plan, which will vest based on the Company’s TSR over the February 20, 2013 through February 20, 2016 performance period and the executive’s continued service during the three-year performance period. Please see the “Compensation Discussion and Analysis” section of this Proxy Statement for further information regarding this award.

(3)	Award of service-based RSUs granted under the 2011 Stock Incentive Plan that vest equally on the first four anniversaries of the date of grant. The vesting of these RSUs is subject to a performance-based vesting requirement intended to qualify these awards as performance-based compensation under Section 162(m) of the Code.

(4)	Award of non-qualified stock options that vest equally on the first four anniversaries of the date of grant, contingent upon the executive’s continued employment with the Company.

(5)	Award of service-based RSUs granted under the 2011 Stock Incentive Plan that vest equally on the first four anniversaries of the date of grant, contingent upon the executive’s continued employment with the Company.

(6)	The amounts shown in this column are valued based on the grant date fair value computed in accordance with FASB ASC Topic 718. See Note 9 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 for a discussion of the relevant assumptions used in calculating these amounts pursuant to FASB ASC Topic 718.

Outstanding Equity Awards as of December 31, 2013

The following table shows information regarding the outstanding equity awards (consisting of stock option, PSU and RSU awards) held by each of the named executive officers as of December 31, 2013.

		Option Awards					Stock Awards
Name (a)	Grant Date (b)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#) (e)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested ($) (1)
Paul M. Black	12/24/2012						220,265	(2)	3,405,297
	12/24/2012									330,397	(3)	5,107,938
	2/20/2013									393,082	(4)	6,077,048
	2/20/2013									196,541	(5)	3,038,524
Richard J. Poulton	10/29/2012						57,078	(6)	882,426
	10/29/2012						57,078	(6)	882,426
	2/20/2013	0	188,680	(7)	12.72	2/20/2020
	2/20/2013									125,788	(4)	1,944,682
Dennis M. Olis	11/12/2012						61,175	(6)	945,766
	11/12/2012						61,175	(6)	945,766
	2/20/2013	0	117,925	(7)	12.72	2/20/2020
	2/20/2013									78,618	(4)	1,215,434
Brian P. Farley	5/28/2013						27,096	(6)	418,904
	5/28/2013	0	108,382	(7)	13.84	5/28/2020
	5/28/2013	0	81,287	(7)	13.84	5/28/2020
	5/28/2013									72,256	(4)	1,117,078
Deborah D. Snow	1/29/2010						759	(6)	11,734
	11/26/2010						711	(6)	10,992
	4/26/2011						4,812	(6)	74,394
	5/1/2012						13,724	(6)	212,173
	5/1/2012						1,232	(8)	19,047
	5/30/2012						3,418	(6)	52,842
	2/28/2013						5,901	(6)	91,229
	2/28/2013	0	58,963	(7)	12.72	2/20/2020
	2/28/2013									19,655	(4)	303,866
Clifford B. Meltzer	8/31/2011						11,867	(5)	183,464
	8/31/2011						5,976	(9)	92,389
	5/1/2012						13,752	(5)	212,606
	5/1/2012									13,752	(5)	212,606
	5/30/2012						41,508	(10)	641,714
	2/20/2013	84,389	104,291	(11)	12.72	2/2/2020
	2/20/2013									75,014	(4)	1,159,716
Stephen E. Shute	2/20/2013									49,136	(4)	759,643

(1)	The dollar amounts shown in each of these columns are determined by multiplying (i) the number of shares or units shown in such column by (ii) $15.46 (the closing price of the Company’s common stock on December 31, 2013).

(2)	One-third of this RSU award vests on the first anniversary of the grant date and the remainder vests on each monthly anniversary after the first anniversary of the grant date. The vesting of this RSU award is also subject to a performance-based vesting requirement intended to qualify these awards as performance-based compensation under Section 162(m) of the Code.

(3)	This RSU award vests based on the Company’s TSR over the December 24, 2012 through December 24, 2015 performance period and the NEO’s continued service during the performance period.

(4)	This RSU award vests based on the Company’s TSR over the February 20, 2013 through February 20, 2016 performance period and the NEO’s continued service during the three-year performance period. For Mr. Meltzer and Mr. Shute, the amounts reported represent the amounts remaining outstanding as of December 31, 2013 pursuant to the terms of their employment agreements based on their separations from the Company on December 5, 2013 and August 8, 2013, respectively.

(5)	This RSU award vests in four equal installments on each of the first four anniversaries of the grant date, provided that the NEO continues to be employed with the Company through the applicable vesting date. The vesting of this RSU award is also subject to a performance-based vesting requirement intended to qualify these awards as performance-based compensation under Section 162(m) of the Code. For Mr. Meltzer, the amount reported represents the amount remaining outstanding as of December 31, 2013 pursuant to the terms of the Mr. Meltzer’s employment agreement based on his separation from the Company on December 5, 2013.

(6)	This RSU award vests in four equal installments on each of the first four anniversaries of the grant date, provided that the NEO continues to be employed with the Company through the applicable vesting date.

(7)	This non-qualified stock option award vests in four equal installments on each of the first four anniversaries of the grant date, provided that the NEO continues to be employed with the Company through the applicable vesting date.

(8)	This RSU award vests in two equal installments on each of the first two anniversaries of the grant date, provided that the NEO continues to be employed with the Company through the applicable vesting date. The vesting of this RSU award is also subject to a performance-based vesting requirement intended to qualify these awards as performance-based compensation under Section 162(m) of the Code.

(9)	This RSU award became eligible for service-based vesting based on the Company’s achievement of revenue and operating income performance goals during 2011. Under the terms of the RSU award agreement, if the Company’s performance resulted in any portion of the RSU award being eligible for vesting, then one-third of the award would vest on the thirteen-month anniversary of the grant date and each of the second and third anniversaries of the grant date, so long as the NEO continues to be employed with the Company through the applicable vesting date. The amount reported represents the amount remaining outstanding as of December 31, 2013 pursuant to the terms of Mr. Meltzer’s employment agreement based on his separation from the Company on December 5, 2013.

(10)	This RSU award vests in three equal installments on each of the first three anniversaries of the grant date, provided that the NEO continues to be employed with the Company through the applicable vesting date. The amount reported represents the amount remaining outstanding as of December 31, 2013 pursuant to the terms of the Mr. Meltzer’s employment agreement based on his separation from the Company on December 5, 2013.

(11)	This non-qualified stock option award vests in four equal installments on each of the first four anniversaries of the grant date, provided that the NEO continues to be employed with the Company through the applicable vesting date. The amount reported represents the remaining amount outstanding as of December 31, 2013 pursuant to the terms of Mr. Meltzer’s employment agreement based on his separation from the Company on December 5, 2013.

2013 Option Exercises and Stock Vested

The following table sets forth: (i) the number of shares of the Company’s common stock acquired during 2013 upon the exercise of stock options and the value realized upon exercise during 2013 and (ii) the number of shares acquired upon vesting of stock awards and the value received upon vesting during 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (1)	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
Paul M. Black	0	$0	110,132	$1,678,412
Richard J. Poulton	0	$0	38,052	$541,099
Dennis M. Olis	0	$0	40,784	$586,066
Brian P. Farley	0	$0	0	$0
Deborah D. Snow	0	$0	10,823	$148,327
Clifford B. Meltzer	0	$0	59,940	$839,986
Stephen E. Shute	53,914	$131,169	104,628	$1,516,176

(1)	Upon exercise, option holders may surrender shares to pay the option exercise price and satisfy minimum income tax-withholding requirements. The amounts shown are gross amounts absent netting for shares surrendered.

(2)	The value realized equals the fair market value of Company common stock on the vesting date multiplied by the number of shares vested. Upon release of the RSUs, shares may be surrendered to satisfy minimum income tax-withholding requirements. The amounts shown are gross amounts absent netting for shares surrendered.

Potential Payments Upon Termination or Change of Control

We have entered into employment agreements with each of the NEOs (other than Ms. Snow) that provide for payments in connection with such NEO’s termination, whether upon a change of control or otherwise. The estimated benefits to be provided to the NEOs under the employment agreements in each of those situations are described below, including a summary of payments that would have been required had a termination or change of control taken place on December 31, 2013, based upon the per share closing price of the Company’s common stock ($15.46) on December 31, 2013.

Payments Made upon Termination

The employment agreements provide for payments of certain benefits, as described below, upon the termination of the employment of an NEO. The NEO’s rights upon a termination of his or her employment depend upon the circumstances of the termination. Central to an understanding of the rights of each NEO under the employment agreements is an understanding of the definitions of “Cause” and “Constructive Discharge” that are used in those agreements. For purposes of the employment agreements with each of the continuing NEOs:

•

The Company has “Cause” to terminate an NEO for an NEO’s: (i) willful or grossly negligent failure to perform duties, (ii) violation of law which is materially injurious to the operations or reputation of the Company, (iii) conviction of a crime involving the Company’s property or constituting a felony or involving fraud or moral turpitude, or (iv) material violation of a general Company policy or refusal to follow lawful directions of the board of directors.

•

A “Constructive Discharge” under the employment agreements generally means: (i) a failure of the Company to meet its obligations, in any material respect, under the employment agreement, including, without limitation, a reduction of or failure to pay base salary, (ii) a material diminution in or other substantial adverse alteration in the nature or scope of an NEO’s responsibilities, or (iii) the relocation by more than fifty miles of an NEO’s principal place of business.

The employment agreements require, as a precondition to the receipt of these payments, that the NEO sign a standard form of release of employment claims. They also include non-competition and non-solicitation provisions that apply for one year following such NEO’s termination of employment and a confidentiality provision.

Payment Obligations for Termination by the Company with Cause or upon Death or Disability or by the NEO Without Constructive Discharge

If an NEO is terminated by the Company for Cause or as a result of the NEO’s death or disability (as defined in the employment agreements), or if an NEO terminates his or her employment without Constructive Discharge, he or she is entitled to receive:

•	accrued but unpaid base salary through the date of termination;

•	earned but unpaid annual cash incentive compensation in respect of the fiscal year prior to the fiscal year in which the termination occurs; and

•	as provided in the award agreements governing the PSUs granted to the NEOs in 2013, accelerated vesting of such awards at 100% of target level.

Payment Obligations for Termination by the Company Without Cause or Due to Constructive Discharge

If an NEO (other than Ms. Snow) is terminated by the Company without Cause or an NEO terminates his or her employment for Constructive Discharge” (except during the two-year period following a change of control), he or she is entitled to receive:

•	accrued but unpaid base salary through the date of termination;

•	earned but unpaid annual cash incentive compensation in respect of the fiscal year prior to the fiscal year in which the termination occurs (as determined and payable had there been no termination);

•

severance equal to one times the sum of base salary plus target performance bonus with such severance to be paid in 12 equal monthly installments or, in the case of Mr. Black, severance equal to two times the sum of base salary plus target performance bonus with such severance to be paid in 24 equal monthly installments;

•	continuation of health benefits, if applicable, for 12 months or, in the case of Mr. Black, for 24 months; and

•

pro-rata vesting of any unvested stock option or stock awards equal to (A) the number of shares of such award that would vest on the normal vesting date but prorated to reflect the NEO’s period of service since the last regular vesting date (or grant date if termination occurs prior to the regular vesting of any shares subject to the award); and (B) one additional year of vesting; provided, however, that for performance-based awards, vesting shall be subject to the satisfaction of, and based on the level of performance achieved of, performance conditions; provided, further, that the vesting of RSU awards granted during and after November 2010, other than the RSU awards granted to Mr. Black, do not accelerate upon the executive’s termination of employment due to a Constructive Discharge.

Payment Obligations for Termination by the Company Without Cause for Ms. Snow

If Ms. Snow is terminated by the Company without Cause, under the Company’s severance plan she is entitled to receive:

•	severance equal to one times base salary to be paid in 12 equal monthly installments; and

•	continuation of health benefits for 12 months.

In addition, Ms. Snow will be deemed to have remained employed for an additional 30 days, such that any equity-based compensation awards that would have become vested and/or exercisable during such 30-day period shall become vested and/or exercisable.

Payment Obligations Upon Resignation Due to No Comparable Job following a Change of Control

Pursuant to the employment agreements with each of the continuing NEOs other than Mr. Black and Mr. Farley, if a change of control occurs and prior to such event the NEO is not offered a comparable job by the Company (or its successor), and the NEO resigns on or within ten days of the change of control, then the NEO is entitled to:

•	full vesting of outstanding equity awards, with such vesting at target levels for unearned performance-based share awards; and

•	a lump sum payment equal to one times the value of his or her base salary plus target bonus.

A “comparable job” under each NEO’s employment agreement means employment following a change of control (i) with substantially the same duties and responsibilities as were held by the NEO immediately prior to the change of control, (ii) within 50 miles of the location at which the NEO provides services prior to such change of control and (iii) at the same or increased base salary and target performance bonus level as were in effect prior to such change of control. Pursuant to the terms of Mr. Black’s employment agreement, Mr. Black is not eligible to receive severance upon a resignation due to no comparable job following a change of control.

Severance Upon Termination Without Cause or Due to Constructive Discharge Following a Change of Control

Pursuant to the employment agreements with each of the continuing NEOs, if a change of control occurs and the NEO’s employment is terminated without Cause or due to Constructive Discharge within two years of a change of control or within 180 days before a change of control in connection with such change of control, the NEO will receive:

•	full vesting of outstanding equity awards with such vesting at target levels for unearned performance-based share awards;

•	a lump sum payment equal to two times the value of his or her base salary plus target bonus; and

•	continuation of health benefits, if applicable, for 12 months or, in the case of Mr. Black, 24 months.

Separation of Mr. Shute and Mr. Meltzer

As discussed above, the employment of Mr. Shute terminated effective August 8, 2013 and the employment of Mr. Meltzer terminated effective December 5, 2013. In connection with these terminations, the Company entered into a separation agreement with each of Mr. Shute and Mr. Meltzer, which separation agreements are described above. The amounts reported in the following table for each of Mr. Shute and Mr. Meltzer represent the amounts that each received or will receive in connection with their respective terminations of employment.

Name	Base Severance Pay $	Accelerated Vesting of Equity Awards $	Continued Health Benefits $	Total $
Paul M. Black
Death or Disability	0	3,038,524	0	3,038,524
By Allscripts for Cause or Executive without Constructive Discharge	0	0	0	0
By Allscripts without Cause	5,000,000	4,622,886	0	9,622,886
By Executive for Constructive Discharge	5,000,000	4,622,886	0	9,622,886
Change of Control with Qualifying Termination	5,000,000	14,529,512	0	19,529,512

Richard J. Poulton
Death or Disability	0	972,341	0	972,341
By Allscripts for Cause or Executive without Constructive Discharge	0	0	0	0
By Allscripts without Cause	900,000	1,044,509	13,791	1,958,300
By Executive for Constructive Discharge	900,000	454,611	13,791	1,368,402
Change of Control (no comparable job and resignation)	900,000	3,234,729	0	4,134,729
Change of Control with Qualifying Termination	1,800,000	3,234,729	13,791	5,048,520

Dennis M. Olis
Death or Disability	0	607,717	0	607,717
By Allscripts for Cause or Executive without Constructive Discharge	0	0	0	0
By Allscripts without Cause	700,000	916,376	8,134	1,624,510
By Executive for Constructive Discharge	700,000	284,133	8,134	992,267
Change of Control (no comparable job and resignation)	700,000	2,810,208	0	3,510,208
Change of Control with Qualifying Termination	1,400,000	2,810,208	8,134	4,218,342

Brian P. Farley
Death or Disability	0	558,539	0	558,539
By Allscripts for Cause or Executive without Constructive Discharge	0	0	0	0
By Allscripts without Cause	656,250	368,734	13,791	1,038,775
By Executive for Constructive Discharge	656,250	263,720	13,791	933,761
Change of Control with Qualifying Termination	1,312,500	1,273,536	13,791	2,599,827

Deborah D. Snow
Death or Disability	0	303,866	0	303,866
By Allscripts without Cause	265,000	11,734	13,791	290,525
Change of Control with Qualifying Termination	265,000	931,759	13,791	1,210,550

Clifford B. Meltzer	900,000	2,594,101	10,692	3,504,793
Stephen B. Shute	880,000	1,690,957	12,767	2,583,724

COMPENSATION COMMITTEE REPORT

The following report of the Compensation Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.

The Compensation Committee has reviewed and discussed with the Company’s management the disclosures contained in the section entitled “Compensation Discussion and Analysis.” Based on this review and discussion, the Compensation Committee recommended to the Board that the section entitled “Compensation Discussion and Analysis” be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

Compensation Committee of the Board of Directors

Ralph H. Thurman, Chairman Michael A. Klayko

AUDIT COMMITTEE REPORT

The following report of the Audit Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.

The Audit Committee is comprised of four directors, each of whom is independent as defined in NASDAQ’s listing standards and SEC regulations. The Audit Committee operates under a charter adopted by the Board and consistent with NASDAQ and SEC requirements.

The Company’s management is responsible for the Company’s financial reporting process, including its systems of internal and disclosure controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company’s former independent registered public accounting firm, Ernst & Young LLP, was responsible for auditing those financial statements for 2013.

The Audit Committee held six meetings during the year ended December 31, 2013. The Audit Committee had discussions with the Company’s management and Ernst & Young LLP, the Company’s former independent registered public accounting firm, regarding matters required by Statement on Auditing Standards No. 16 (Communications with Audit Committees), Statement on Auditing Standards No. 99 (Consideration of Fraud in as Financial Statement Audit), and SEC rules regarding auditor independence discussed in Final SEC Releases No. 33-8183 and 33-8183a. Discussions were also held with Ernst & Young LLP regarding its independence from the Company. The Audit Committee also received from Ernst & Young LLP written disclosures and a letter regarding its independence required by applicable rules of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence.

Throughout the year ended December 31, 2013, the Company’s management completed documentation, testing, and evaluation of the Company’s internal control over financial reporting pursuant to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. At each quarterly meeting, the Company’s management provided updates to the Audit Committee regarding progress made to complete management’s assessment of its internal control over financial reporting. As of February 19, 2014, the Company’s management concluded that the internal control over financial reporting was effective at December 31, 2013. The Company’s management’s assessment, and Ernst & Young LLP’s audit, of the effectiveness of internal control over financial reporting were included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, under Item 9A, Controls and Procedures. The Audit Committee continues to oversee the Company’s efforts related to its internal control over financial reporting and the Company’s management’s preparations for the evaluation in 2014.

During its meetings, the Audit Committee reviewed and discussed the unaudited quarterly and audited annual financial statements with the Company’s management and Ernst & Young LLP. Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the SEC.

Audit Committee of the Board of Directors
Stuart L. Bascomb, Chairman
Robert J. Cindrich
Anita V. Pramoda
David D. Stevens

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company or one of its subsidiaries may occasionally enter into transactions with certain “related persons.” Related persons include the Company’s executive officers, directors, beneficial owners of more than 5% of the Company’s common stock, immediate family members of these persons, and entities in which one of these persons has a direct or indirect material interest. The Company refers to transactions with these related persons as “related party transactions.” In accordance with the Company’s written policy, the Audit Committee (or, in certain circumstances, disinterested members of the Board) is responsible for the review and approval of each related party transaction exceeding $120,000 in which a related person has a direct or indirect material interest. The Audit Committee considers all relevant factors when determining whether to approve a related party transaction, including, without limitation, whether the terms of the proposed transaction are at least as favorable to the Company as those that might be achieved with an unaffiliated third party. Since January 1, 2013, neither the Board nor the Audit Committee has been made aware of or asked to review and approve any “related party transactions.”

STOCKHOLDERS SHARING AN ADDRESS

Stockholders sharing an address with another stockholder may receive only one Notice of Internet Availability of Proxy Materials at that address unless they have provided contrary instructions. Any such stockholder who wishes to receive a separate Notice of Internet Availability of Proxy Materials now or in the future may write or call Broadridge to request a separate copy from:

Householding Department

Broadridge

51 Mercedes Way

Edgewood, NY 11717

(800) 542-1061

Broadridge will promptly, upon request, deliver a Notice of Internet Availability of Proxy Materials or, if requested, a separate copy of the Company’s Annual Report or this Proxy Statement to any stockholder at a shared address to which only a single copy was delivered.

Stockholders sharing an address with another stockholder who have received multiple copies of the Company’s Notice of Internet Availability of Proxy Materials may write or call the above address and phone number to request delivery of a single copy in the future.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting, other than the proposals referred to in this Proxy Statement. If any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy intend to vote on those matters in accordance with their best judgment.

By order of the Board of Directors

Senior Vice President
General Counsel and Corporate Secretary

Chicago, Illinois

April 8, 2014

ANNEX A

AMENDED AND RESTATED ALLSCRIPTS HEALTHCARE SOLUTIONS INC. INCENTIVE PLAN

I. Purposes

The purposes of the Amended and Restated Allscripts Healthcare Solutions Inc. Incentive Plan (the “Plan”) are to retain and motivate the officers and other employees of Allscripts Healthcare Solutions Inc. and its subsidiaries who have been designated by the Committee to participate in the Plan for a specified Performance Period by providing them with the opportunity to earn incentive payments based upon the extent to which specified performance goals have been achieved or exceeded for the Performance Period. It is intended that all amounts payable under the Plan to Participants who are “covered employees” within the meaning of Section 162(m) of the Code will constitute “qualified performance-based compensation” within the meaning of U.S. Treasury regulations promulgated thereunder, and the Plan and the terms of any Awards hereunder shall be so interpreted and construed to the maximum extent possible.

II. Definitions

“Annual Base Salary” shall mean for any Participant an amount equal to the rate of annual base salary in effect or approved by the Committee or other authorized person at the time or immediately before performance goals are established for a Performance Period, including any base salary that otherwise would be payable to the Participant during the Performance Period but for his or her election to defer receipt thereof.

“Applicable Period” shall mean, with respect to any Performance Period, a period commencing on or before the first day of the Performance Period and ending not later than the earlier of (a) the 90th day after the commencement of the Performance Period and (b) the date on which twenty-five percent (25%) of the Performance Period has been completed. Any action required to be taken within an Applicable Period may be taken at a later date if permissible under Section 162(m) of the Code or U.S. Treasury regulations promulgated thereunder.

“Award” shall mean an award to which a Participant may be entitled under the Plan if the performance goals for a Performance Period are satisfied. An Award may be expressed in U.S. dollars or pursuant to a formula that is consistent with the provisions of the Plan.

“Board” shall mean the Board of Directors of the Company.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean a subcommittee of the Compensation Committee of the Board comprised of the members of the Compensation Committee of the Board that are “outside directors” within the meaning of Section 162(m) of the Code, or such other committee designated by the Board that satisfies any then applicable requirements of the principal national stock exchange on which the common stock of the Company is then traded to constitute a compensation committee, and which consists of two or more members of the Board, each of whom is an “outside director” within the meaning of Section 162(m) of the Code.

“Company” shall mean Allscripts Healthcare Solutions Inc., a Delaware corporation, and any successor thereto.

“Participant” shall mean an officer or other employee of the Company or any of its subsidiaries who is designated by the Committee to participate in the Plan for a Performance Period, in accordance with Article III.

“Performance Period” shall mean any period commencing on or after January 1, 2014 for which performance goals are established pursuant to Article IV. A Performance Period may be coincident with one or more fiscal years of the Company or a portion of any fiscal year of the Company.

“Plan” shall mean the Allscripts Healthcare Solutions Inc. Amended and Restated Incentive Plan as set forth herein, as it may be amended from time to time.

III. Administration

3.1. General. The Plan shall be administered by the Committee, which shall have the full power and authority to interpret, construe and administer the Plan and Awards granted hereunder (including in each case reconciling any inconsistencies, correcting any defaults and addressing any omissions). The Committee’s interpretation, construction and administration of the Plan and all its determinations hereunder shall be final, conclusive and binding on all persons for all purposes.

3.2. Powers and Responsibilities. The Committee shall have the following discretionary powers, rights and responsibilities in addition to those described in Section 3.1.

(a)	to designate within the Applicable Period the Participants for a Performance Period;

(b)	to establish within the Applicable Period the performance goals and targets and other terms and conditions that are to apply to each Participant’s Award;

(c)	to determine in writing prior to the payment with respect to any Award that the performance goals for a Performance Period and other material terms applicable to the Award have been satisfied;

(d)	subject to Section 409A of the Code, to determine whether, and under what circumstances and subject to what terms, an Award is to be paid on a deferred basis, including whether such a deferred payment shall be made solely at the Committee’s discretion or whether a Participant may elect deferred payment; and

(e)	to adopt, revise, suspend, waive or repeal, when and as appropriate, in its sole and absolute discretion, such administrative rules, guidelines and procedures for the Plan as it deems necessary or advisable to implement the terms and conditions of the Plan.

3.3. Delegation of Power. The Committee may delegate some or all of its power and authority hereunder to the Chief Executive Officer or other executive officer of the Company as the Committee deems appropriate; provided, however, that with respect to any person who is a “covered employee” within the meaning of Section 162(m) of the Code or who, in the Committee’s judgment, is likely to be a covered employee at any time during the applicable Performance Period or during any period in which an Award may be paid following a Performance Period, only the Committee shall be permitted to (a) designate such person to participate in the Plan for such Performance Period, (b) establish performance goals and Awards for such person, and (c) certify the achievement of such performance goals.

IV. Performance Goals

4.1. Establishing Performance Goals. The Committee shall establish within the Applicable Period of each Performance Period one or more objective performance goals (the outcome of which, when established, shall be substantially uncertain) for each Participant or for any group of Participants (or both). Performance goals shall be based exclusively on one or more of the following objective corporate-wide or subsidiary, division, operating unit or individual measures: earnings per share; earnings before interest and taxes (“EBIT”); earnings before interest, taxes, depreciation and amortization (“EBITDA”); earnings as determined other than in accordance with generally accepted accounting principles (“GAAP”); stock price; financial return ratios, consisting of return on equity, return on assets and return on invested capital; the ratio of EBIT to capital; the ratio of EBITDA to capital; net income; operating income; revenues; profit margin; cash flow(s); expense reduction; working capital ratios; customer satisfaction measures; and successful integration of acquisitions. Each such goal may be expressed on an absolute or relative basis and may include comparisons based on current internal targets, the past performance of the Company (including the performance of one or more subsidiaries, divisions, or operating units) or the past or current performance of other companies (or a combination of such past and current performance). In the case of earnings-based measures, in addition to the ratios specifically enumerated above, performance goals may include comparisons relating to capital (including, but not limited to, the cost of capital), stockholders’ equity, shares outstanding, assets or net assets, or any combination thereof. With respect to Participants who are not “covered employees” within the meaning of Section 162(m) of the Code and who, in the Committee’s judgment, are not likely to be covered employees at any time during the applicable Performance Period or during any period in which an Award may be paid following a Performance Period, the performance goals established for the Performance Period may consist of any objective or subjective corporate-wide or subsidiary, division, operating unit or individual measures, whether or not listed herein. Performance goals shall be subject to such other special rules and conditions as the Committee may establish at any time within the Applicable

Period; provided, however, that to the extent such goals relate to Awards to “covered employees” within the meaning of Section 162(m) of the Code, such special rules and conditions shall not be inconsistent with the provisions of Treasury regulation Section 1.162-27(e) or any successor regulation describing “qualified performance-based compensation.”

4.2. Impact of Extraordinary Items or Changes in Accounting. The measures utilized in establishing performance goals under the Plan shall, to the extent applicable (i.e., if the relevant performance goal is based on a GAAP measure), be determined in accordance with GAAP and in a manner consistent with the methods used in the Company’s audited consolidated financial statements, without regard to (a) extraordinary or other nonrecurring or unusual items, as determined by the Company’s independent public accountants in accordance with GAAP, (b) changes in accounting, as determined by the Company’s independent public accountants in accordance with GAAP, or (c) special charges, such as restructuring or impairment charges, unless, in each case, the Committee decides otherwise within the Applicable Period or as otherwise required under Section 162(m) of the Code.

V. Terms of Awards

5.1. Performance Goals and Targets. At the time performance goals are established for a Performance Period, the Committee also shall establish an Award opportunity for each Participant or group of Participants, which shall be based on the achievement of one or more specified targets of performance goals. The targets shall be expressed in terms of an objective formula or standard which may be based upon the Participant’s Annual Base Salary or a multiple thereof. In all cases the Committee shall have the sole and absolute discretion to reduce the amount of any payment with respect to any Award that would otherwise be made to any Participant or to decide that no payment shall be made. With respect to each Award, the Committee may establish terms regarding the circumstances in which a Participant will be entitled to payment notwithstanding the failure to achieve the applicable performance goals or targets (e.g., where the Participant’s employment terminates due to death or disability or where a change in control of the Company occurs); provided, however, that with respect to any Participant who is a “covered employee” within the meaning of Section 162(m) of the Code, the Committee shall not establish any such terms that would cause an Award payable upon the achievement of the performance goals not to satisfy the conditions of Treasury regulation Section 1.162-27(e) or any successor regulation describing the “qualified performance-based compensation.”

5.2. Payments. At the time the Committee determines an Award opportunity for a Participant, the Committee shall also establish the payment terms applicable to such Award. Such terms shall include when such payments will be made; provided, however, that the timing of such payments shall in all instances either (A) satisfy the conditions of an exception from Section 409A of the Code (e.g., the short-term deferrals exception described in Treasury Regulation Section 1.409A-1(b)(4)), or (B) comply with Section 409A of the Code and provided, further, that in the absence of such terms regarding the timing of payments, such payments shall occur no later than the later of (1) the 15th day of the third month of the calendar year following the calendar year in which the Participant’s right to payment ceased being subject to a substantial risk of forfeiture, and (2) the 15th day of the third month of the Company’s fiscal year following the Company’s fiscal year in which the Participant’s right to payment ceased being subject to a substantial risk of forfeiture.

5.3. Maximum Awards. No Participant shall receive a payment under the Plan with respect to any Performance Period having a value in excess of $3,000,000, which maximum amount shall be proportionately adjusted with respect to Performance Periods that are less than or greater than one year in duration.

VI. General

6.1. Effective Date. The Amended and Restated Plan shall be submitted to the stockholders of the Company for approval at the 2014 annual meeting of stockholders and, if approved by the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at such meeting, shall become effective for Performance Periods beginning on and after January 1, 2014. No Performance Period shall extend beyond May 31, 2019. In the event that the Plan is not approved by the stockholders of the Company, the Plan shall be null and void with respect to Participants who are “covered employees” within the meaning of Section 162(m) of the Code.

6.2. Amendments and Termination. The Board may amend the Plan as it shall deem advisable, subject to any requirement of stockholder approval required by applicable law, rule or regulation, including Section 162(m) of the Code. The Board may terminate the Plan at any time.

6.3. Non-Transferability of Awards. No award under the Plan shall be transferable other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company. Except to the extent permitted by the foregoing sentence, no award may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any such award, such award and all rights thereunder shall immediately become null and void.

6.4. Tax Withholding. The Company shall have the right to require, prior to the payment of any amount pursuant to an award made hereunder, payment by the Participant of any Federal, state, local or other taxes which may be required to be withheld or paid in connection with such award.

6.5. No Right of Participation or Employment. No person shall have any right to participate in the Plan. Neither the Plan nor any award made hereunder shall confer upon any person any right to continued employment by the Company or any subsidiary or affiliate of the Company or affect in any manner the right of the Company or any subsidiary or affiliate of the Company to terminate the employment of any person at any time without liability hereunder.

6.6. Designation of Beneficiary. If permitted by the Company, a Participant may file with the Committee a written designation of one or more persons as such Participant’s beneficiary or beneficiaries (both primary and contingent) in the event of the Participant’s death.

Each beneficiary designation shall become effective only when filed in writing with the Committee during the Participant’s lifetime on a form prescribed by the Committee. The spouse of a married Participant domiciled in a community property jurisdiction shall join in any designation of a beneficiary other than such spouse. The filing with the Committee of a new beneficiary designation shall cancel all previously filed beneficiary designations.

If a Participant fails to designate a beneficiary, or if all designated beneficiaries of a Participant predecease the Participant, then each outstanding award shall be payable to the Participant’s executor, administrator, legal representative or similar person.

6.7. Governing Law. The Plan and each award hereunder, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

6.8. Other Plans. Payments pursuant to the Plan shall not be treated as compensation for purposes of any other compensation or benefit plan, program or arrangement of the Company or any of its subsidiaries, unless either (a) such other plan provides that compensation such as payments made pursuant to the Plan are to be considered as compensation thereunder or (b) the Board or the Committee so determines in writing. Neither the adoption of the Plan nor the submission of the Plan to the Company’s stockholders for their approval shall be construed as limiting the power of the Board or the Committee to adopt such other incentive arrangements as it may otherwise deem appropriate.

6.9. Binding Effect. The Plan shall be binding upon the Company and its successors and assigns and the Participants and their beneficiaries, personal representatives and heirs. If the Company becomes a party to any merger, consolidation or reorganization, then the Plan shall remain in full force and effect as an obligation of the Company or its successors in interest, unless the Plan is amended or terminated pursuant to Section 6.2.

6.10. Unfunded Arrangement. The Plan shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the company for payment of any benefit hereunder. No Participant shall have any interest in any particular assets of the Company or any of its affiliates by reason of the right to receive a benefit under the Plan and any such Participant shall have only the rights of an unsecured creditor of the Company with respect to any rights under the Plan.

ANNEX B

AMENDED AND RESTATED ALLSCRIPTS HEALTHCARE SOLUTIONS, INC. EMPLOYEE STOCK PURCHASE PLAN

1. Purpose. The purpose of the Plan is to provide Employees of the Company and Participating Subsidiaries with an opportunity to purchase common stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986, as amended. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that Section of the Code.

2. Definitions. As used herein, the terms set forth below have the meanings assigned to them in this Section 2 and shall include the plural as well as the singular.

1933 Act means the Securities Act of 1933, as amended.

1934 Act means the Securities Exchange Act of 1934, as amended.

Administrator means the brokerage firm or financial institution (if any) retained to perform administrative services described in Section 10(b).

Board of Directors or Board means the board of directors of Allscripts Healthcare Solutions, Inc.

Business Day shall mean a day on which The NASDAQ Global Select Market (“NASDAQ”) is open for trading.

Brokerage Account means the account in which the Purchased Shares are held.

Code means the Internal Revenue Code of 1986, as amended from time to time.

Committee means the Compensation Committee of the Board of Directors, or the designee of the Compensation Committee.

Company means Allscripts Healthcare Solutions, Inc., a Delaware corporation.

Compensation means the base pay received by a Participant, including commissions, overtime and bonuses, but excluding stock option awards, stock grants, other equity incentive awards, expense reimbursements, relocation-related payments and automobile allowances. Forms of compensation not specifically listed herein shall be included or excluded from “Compensation” as determined in the sole discretion of the Committee and applied uniformly to all Participants with respect to the applicable offering.

Effective Date means April 4, 2006, as amended and restated on July 12, 2011 and March 31, 2014, respectively.

Employee means any individual who is a common law employee of the Company or any other Participating Subsidiary whose customary employment with such entity is (i) at least twenty (20) hours per week and (ii) for more than five (5) months per calendar year. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company or the Participating Subsidiary, as appropriate, and only to the extent permitted under Section 423 of the Code. For purposes of the Plan, an individual who performs services for the Company or a Participating Subsidiary pursuant to an agreement (written or oral) that classifies such individual’s relationship with the Company or a Participating Subsidiary as other than a common law employee shall not be considered an “employee” with respect to any period preceding the date on which a court or administrative agency issues a final determination that such individual is an “employee.”

Enrollment Date means the first Business Day of each Offering Period.

Exercise Date means the last Business Day of each Offering Period.

Fair Market Value on or as of any date means the “NASDAQ Official Closing Price” (as defined on www.nasdaq.com) (or such substantially similar successor price thereto) for a Share as reported on www.nasdaq.com (or a substantially similar successor website) on the relevant valuation date or, if no NASDAQ Official Closing Price is reported on such date, on the preceding day on which a NASDAQ Official Closing Price was reported; or, if the Shares are no longer listed on NASDAQ, the closing price for Shares as reported on the official website for such other exchange on which the Shares are listed.

Offering Period means every three (3) month period beginning each March 1, June 1, September 1 and December 1 or such other period designated by the Committee; provided that in no event shall an Offering Period exceed twenty-seven (27) months.

Option means an option granted under this Plan that entitles a Participant to purchase Shares.

Participant means an Employee who satisfies the requirements of Sections 3 and 5 of the Plan.

Participating Subsidiary means a Subsidiary that has been authorized by the Committee or the Board to extend the benefits of the Plan to its Employees.

Plan means this Allscripts Healthcare Solutions, Inc. Employee Stock Purchase Plan.

Purchase Account means the account used to purchase Shares through the exercise of Options under the Plan.

Purchase Price shall be the lesser of (i) 85% of the Fair Market Value of a Share on the Enrollment Date for such Offering Period or (ii) 85% of the Fair Market Value of a Share on the Exercise Date for such Offering Period; provided, however, that the Committee may determine a different per share Purchase Price provided that such per share Purchase Price is communicated to Participants prior to the beginning of the Offering Period and provided that in no event shall such per share Purchase Price be less than the lesser of (i) 85% of the Fair Market Value of a Share on the applicable Enrollment Date or (ii) 85% of the Fair Market Value of a Share on the Exercise Date.

Purchased Shares means the full Shares issued or delivered pursuant to the exercise of Options under the Plan.

Shares means the common stock, par value $0.01 per share, of the Company.

Subsidiary means an entity, domestic or foreign, of which not less than 50% of the voting equity is held by the Company or a Subsidiary, whether or not such entity now exists or is hereafter organized or acquired by the Company or a Subsidiary.

Termination Date means the date on which a Participant voluntarily terminates employment or on which the Participant ceases to provide services to the Company or a Subsidiary as an employee, and specifically does not include any period following that date which the Participant may be eligible for or in receipt of other payments from the Company including in lieu of notice or termination or severance pay or as wrongful dismissal damages.

3. Eligibility.

(a) Only Employees of the Company or a Participating Subsidiary shall be eligible to be granted Options under the Plan and, in no event may a Participant be granted an Option under the Plan following his or her Termination Date.

(b) Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an Option under the Plan if (i) immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding Options or options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any of its Subsidiaries, or (ii) such Option would permit his or her rights to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate that exceeds twenty-five thousand dollars ($25,000) of the Fair Market Value of such stock (determined at the time each such Option is granted) for each calendar year in which such Option is outstanding at any time. In addition, in no event may a Participant purchase more than 1,000 Shares during any Offering Period (as adjusted pursuant to Section 18, if applicable); provided, however, that the Committee may in its discretion change such maximum number prior to the beginning of an Offering Period.

4. Exercise of an Option. Options shall be exercised on behalf of Participants in the Plan every Exercise Date, using payroll deductions that have accumulated in the Participants’ Purchase Accounts during the immediately preceding Offering Period or that have been retained from a prior Offering Period pursuant to Section 8 hereof.

5. Participation.

(a) An Employee shall be eligible to participate on the first Enrollment Date that occurs after such Employee’s first date of employment with the Company or a Participating Subsidiary; provided, that such Employee properly completes and submits an election form by the deadline prescribed by the Company.

(b) An Employee who does not become a Participant on the first Enrollment Date on which he or she is eligible may thereafter become a Participant on any subsequent Enrollment Date by properly completing and submitting an election form by the deadline prescribed by the Company.

(c) Payroll deductions for a Participant shall commence on the first payroll date following the Enrollment Date and shall end on the last payroll date in the Offering Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 11 hereof.

6. Payroll Deductions.

(a) A Participant shall elect to have payroll deductions made during an Offering Period equal to no less than 1% of the Participant’s Compensation up to a maximum of 20% (or such greater amount as the Committee establishes from time to time). The amount of such payroll deductions shall be in whole percentages (for example, 3%, 12%, 20%). All payroll deductions made by a Participant shall be credited to his or her Purchase Account. A Participant may not make any additional payments into his or her Purchase Account.

(b) A Participant may change his or her payroll deduction percentage under subsection (a) above by properly completing and submitting an election change form in accordance with the procedures prescribed by the Committee. The change in amount shall be effective as of the first Enrollment Date following the date of filing of the election change form.

(c) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) hereof, a Participant’s payroll deductions may be decreased to zero percent (0%) at any time during an Offering Period. Payroll deductions shall recommence at the rate provided in such Participant’s election form at the beginning of the first Offering Period which is scheduled to end in the following calendar year, unless terminated by the Participant as provided in Section 11 hereof.

7. Grant of Option. On the applicable Enrollment Date, each Participant in an Offering Period shall be granted an Option to purchase on the next following Exercise Date a number of full Shares determined by dividing such Participant’s payroll deductions accumulated prior to such Exercise Date and retained in the Participant’s Purchase Account as of the Exercise Date by the applicable Purchase Price.

8. Exercise of Option. A Participant’s Option for the purchase of Shares shall be exercised automatically on the Exercise Date, and the maximum number of Shares subject to the Option shall be purchased for such Participant at the applicable Purchase Price with the accumulated payroll deductions in his or her Purchase Account. No fractional Shares shall be purchased; any payroll deductions accumulated in a Participant’s Purchase Account which are not sufficient to purchase a full Share shall be retained in the Purchase Account for the next subsequent Offering Period, subject to earlier withdrawal by the Participant as provided in Section 11 hereof. All other payroll deductions accumulated in a Participant’s Purchase Account and not used to purchase Shares on an Exercise Date shall be distributed to the Participant. During a Participant’s lifetime, a Participant’s Option is exercisable only by him or her. The Company shall satisfy the exercise of all Participants’ Options for the purchase of Shares through (a) the issuance of authorized but unissued Shares, (b) the transfer of treasury Shares, (c) the purchase of Shares on behalf of the applicable Participants on the open market through an independent broker and/or (d) a combination of the foregoing.

9. Approval by Shareholders. This amendment and restatement of the Plan shall be submitted to the shareholders of the Company for approval within twelve (12) months after the date this amendment and restatement is adopted by the Board. Such shareholder approval may be obtained at a duly held shareholders’ meeting by the affirmative vote of the holders of a majority of the Shares of the Company present at the meeting or represented and entitled to vote thereon. If such shareholder approval is not obtained, then the Plan shall terminate as of the 12-month anniversary of the date this amendment and restatement is adopted by the Board, and any Shares theretofore purchased under the Plan shall be treated as having been purchased under a plan that is not qualified under Section 423 of the Code.

10. Administration.

(a) Powers and Duties of the Committee. The Plan shall be administered by the Committee. Subject to the provisions of the Plan, Section 423 of the Code and the regulations thereunder, the Committee shall have the discretionary authority to determine the time and frequency of granting Options, the terms and conditions of the Options and the number of Shares subject to each Option. The Committee shall also have the discretionary authority to do everything necessary and appropriate to administer the Plan, including, without limitation, interpreting the provisions of the Plan (but any such interpretation shall not be inconsistent with the provisions of Section 423 of the Code). All actions, decisions and determinations of, and interpretations by the Committee with respect to the Plan shall be final and binding upon all Participants and upon their executors, administrators, personal representatives, heirs and legatees. No member of the Board of Directors or the Committee shall be liable for any action, decision, determination or interpretation made in good faith with respect to the Plan or any Option granted hereunder. The Plan shall be administered so as to ensure that all Participants have the same rights and privileges as are provided by Section 423(b)(5) of the Code.

(b) Administrator. The Company, Board or the Committee may engage the services of a brokerage firm or financial institution (the “Administrator”) to perform certain ministerial and procedural duties under the Plan including, but not limited to, mailing and receiving notices contemplated under the Plan, determining the number of Purchased Shares for each Participant, maintaining or causing to be maintained the Purchase Account and the Brokerage Account, disbursing funds maintained in the Purchase Account or proceeds from the sale of Shares through the Brokerage Account, and filing with the appropriate tax authorities proper tax returns and forms (including information returns) and providing to each Participant statements as required by law or regulation.

(c) Indemnification. Each person who is or shall have been (a) a member of the Board, (b) a member of the Committee, or (c) an officer or employee of the Company to whom authority was delegated in relation to this Plan, shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit or proceeding against him or her; provided, however, that he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf, unless such loss, cost, liability or expense is a result of his or her own willful misconduct or except as expressly provided by statute.

The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s certificate of incorporation or bylaws, any contract with the Company, as a matter of law, or otherwise, or of any power that the Company may have to indemnify them or hold them harmless.

11. Withdrawal. A Participant may withdraw from the Plan by properly completing and submitting to the Company a withdrawal form in accordance with the procedures prescribed by the Committee. Upon withdrawal, any payroll deductions credited to the Participant’s Purchase Account prior to the effective date of the Participant’s withdrawal from the Plan will be returned to the Participant. No further payroll deductions for the purchase of Shares will be made during subsequent Offering Periods, unless the Participant properly completes and submits an election form, by the deadline prescribed by the Company. A Participant’s withdrawal from an offering will not have any effect upon his or her eligibility to participate in the Plan or in any similar plan that may hereafter be adopted by the Company.

12. Termination of Employment. On the Termination Date of a Participant for any reason prior to the applicable Exercise Date, whether voluntary or involuntary, and including termination of employment due to retirement, death or as a result of liquidation, dissolution, sale, merger or a similar event affecting the Company or a Participating Subsidiary, the corresponding payroll deductions credited to his or her Purchase Account will be returned to him or her or, in the case of the Participant’s death, to the person or persons entitled thereto under Section 15, and his or her Option will be automatically terminated.

13. Interest. No interest shall accrue on the payroll deductions of a Participant in the Plan.

14. Stock.

(a) The stock subject to Options shall be common stock of the Company as traded on the NASDAQ or on such other exchange as the Shares may be listed.

(b) Subject to adjustment upon changes in capitalization of the Company as provided in Section 17 hereof, the maximum number of Shares which shall be made available for sale under the Plan shall be four million five hundred thousand (4,500,000) Shares, with three million (3,000,000) Shares of such maximum number of Shares to be made available for sale under the Plan for Offering Periods ending after May 31, 2014. If, on a given Exercise Date, the number of Shares with respect to which Options are to be exercised exceeds the number of Shares then available under the Plan, the Committee shall make a pro rata allocation of the Shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.

(c) A Participant shall have no interest or voting right in Shares covered by his or her Option until such Option has been exercised and the Participant has become a holder of record of Shares acquired pursuant to such exercise.

15. Designation of Beneficiary. A Participant may designate a beneficiary who is to receive any Purchased Shares or payroll deductions, if any, in the Participant’s accounts under the Plan in the event of such Participant’s death. Beneficiary designations shall be made in accordance with procedures prescribed by the Committee. If no properly designated beneficiary survives the Participant, the Purchased Shares and payroll deductions, if any, will be distributed to the Participant’s estate.

16. Assignability of Options. Neither payroll deductions credited to a Participant’s Purchase Account nor any rights with regard to the exercise of an Option or to receive Shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15 hereof) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw from an Offering Period in accordance with Section 11 hereof.

17. Adjustment of Number of Shares Subject to Options.

(a) Adjustment. Subject to any required action by the stockholders of the Company, the maximum number of securities available for purchase under the Plan, as well as the price per security and the number of securities covered by each Option under the Plan which has not yet been exercised shall be appropriately adjusted in the event of any a stock split, reverse stock split, stock dividend, combination or reclassification of the common stock of the Company, or any other increase or decrease in the number of Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board or the Committee, whose determination in that respect shall be final, binding and conclusive. If any such adjustment would result in a fractional security being available under the Plan, such fractional security shall be disregarded. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Option. The Options granted pursuant to the Plan shall not be adjusted in a manner that causes the Options to fail to qualify as options issued pursuant to an “employee stock purchase plan” within the meaning of Section 423.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”). The New Exercise Date shall be before the date of the Company’s proposed dissolution or liquidation and shall be set by the Committee. The Company will notify each Participant in writing, as soon as administratively practicable prior to the New Exercise Date, that the Exercise Date for the Participant’s Option has been changed to the New Exercise Date and that the Participant’s Option shall be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 11 hereof.

(c) Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each outstanding Option shall be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Option, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”). The New Exercise Date shall be before the date of the Company’s proposed sale or merger and shall be set by the Committee. The Company will notify each Participant in writing, as soon as administratively practicable prior to the New Exercise Date, that the Exercise Date for the Participant’s Option has been changed to the New Exercise Date and that the Participant’s Option shall be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 11 hereof.

18. Amendments or Termination of the Plan.

(a) The Board of Directors or the Committee may at any time and for any reason amend, modify, suspend, discontinue or terminate the Plan without notice; provided that no Participant’s existing rights in respect of existing Options are adversely affected thereby. To the extent necessary to comply with Section 423 of the Code (or any other applicable law, regulation or stock exchange rule), the Company shall obtain shareholder approval in such a manner and to such a degree as required.

(b) Without shareholder consent and without regard to whether any Participant rights may be considered to have been “adversely affected,” the Board or the Committee shall be entitled to change the Offering Periods, limit or increase the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in an amount less than or greater than the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Shares for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Board or the Committee determines in its sole discretion advisable which are consistent with the Plan; provided, however, that changes to (i) the Purchase Price, (ii) the Offering Period, or (iii) the maximum of percentage of Compensation that may be deducted pursuant to Section 6(a), shall not be effective until communicated to Participants in a reasonable manner, with the determination of such reasonable manner in the sole discretion of the Board or the Committee.

19. No Other Obligations. The receipt of an Option pursuant to the Plan shall impose no obligation upon the Participant to purchase any Shares covered by such Option. Nor shall the granting of an Option pursuant to the Plan constitute an agreement or an understanding, express or implied, on the part of the Company to employ the Participant for any specified period.

20. Notices and Communication. Any notice or other form of communication which the Company or a Participant may be required or permitted to give to the other shall be provided through such means as designated by the Committee, including but not limited to any paper or electronic method.

21. Condition Upon Issuance of Shares.

(a) Shares shall not be issued with respect to an Option unless the exercise of such Option and the issuance and delivery of such Shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the 1933 Act and the 1934 Act and the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b) As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

22. General Compliance. The Plan will be administered and Options will be exercised in compliance with the 1933 Act, 1934 Act and all other applicable securities laws and Company policies, including without limitation, the Company’s Insider Trading Policy.

23. Term of the Plan. The Plan shall continue in effect for a term of ten (10) years unless sooner terminated under Section 18.

24. Governing Law. The Plan and all Options granted hereunder shall be construed in accordance with and governed by the laws of the State of Delaware without reference to choice of law principles and subject in all cases to the Code and the regulations thereunder.

25. Non-U.S. Participants. To the extent permitted under Section 423 of the Code, without the amendment of the Plan, the Company may provide for the participation in the Plan by Employees who are subject to the laws of foreign countries or jurisdictions on such terms and conditions different from those specified in the Plan as may in the judgment of the Company be necessary or desirable to foster and promote achievement of the purposes of the Plan and, in furtherance of such purposes the Company may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with provisions of laws of other countries or jurisdictions in which the Company or the Participating Subsidiaries operate or have employees. Each subplan shall constitute a separate “offering” under this Plan in accordance with Treas. Reg. §1.423-2(a).

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC. 222 MERCHANDISE MART PLAZA, SUITE 2024 CHICAGO, IL 60654

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:
1. Election of Directors		For	Against	Abstain
01 Stuart L. Bascomb 02 Paul M. Black 03 Dennis H. Chookaszian 04 Robert J. Cindrich 05 Michael A. Klayko 06 Anita V. Pramoda 07 David D. Stevens 08 Ralph H. Thurman		☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐

3   To approve the amendment and restatement of the Allscripts Healthcare Solutions, Inc. Incentive Plan.

4   To approve the amendment and restatement of the Allscripts Healthcare Solutions, Inc. Employee Stock Purchase Plan.

5   To approve, on an advisory basis, the Company’s named executive officer compensation.

							For ☐ ☐ ☐	Against ☐ ☐ ☐	Abstain ☐ ☐ ☐

The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5.		For	Against	Abstain
2 To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2014.		☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com.

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ALLSCRIPTS HEALTHCARE SOLUTIONS, INC. This proxy is solicited by the Board of Directors Annual Meeting of Stockholders May 22, 2014 10:00 AM

The undersigned hereby appoints Paul Black and Rick Poulton as proxies, each with the power to appoint his or her substitute, and hereby authorizes them, and each of them acting singly, to represent and vote, as designated below, all the shares of common stock of Allscripts Healthcare Solutions, Inc., a Delaware corporation (“Allscripts”), held of record by the undersigned at the close of business on March 31, 2014 at the Annual Meeting of Stockholders to be held May 22, 2014, 10:00 am central time at Allscripts principal offices located at 222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654, or any adjournment or postponement thereof (the “Annual Meeting”), and authorizes and instructs said proxies to vote in the manner directed below.

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted FOR ALL director nominees and FOR proposals 2, 3, 4 and 5. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting. If you wish to vote by telephone or via the Internet, please read the directions on the reverse side.

WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE SUBMIT YOUR PROXY PROMPTLY BY TELEPHONE OR THROUGH THE INTERNET OR BY SIGNING, DATING AND RETURNING THE PROXY CARD IN THE ENCLOSED PREPAID ENVELOPE.

Continued and to be signed on reverse side